UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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American Woodmark Corporation

(Name of registrant as specified in its charter)

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3102 Shawnee Drive

Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF

AMERICAN WOODMARK CORPORATION:

The Annual Meeting of Shareholders (“Annual Meeting”) of American Woodmark Corporation (the “Company”) will be held at the Holiday Inn, 333 Front Royal Pike, Winchester, Virginia, on Thursday, August 26, 2010, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect as directors the nine nominees listed in the attached proxy statement to serve a one-year term on the Company’s Board of Directors,

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2011,

3.	To approve amendments to the Company’s Amended and Restated 2004 Stock Incentive Plan for Employees, including an amendment to increase the authorized share reserve by 1,000,000 shares; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record of shares of the Company’s common stock at the close of business on June 21, 2010, will be entitled to vote at the Annual Meeting or any adjournments thereof.

Whether or not you plan to attend the Annual Meeting, please mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 1, 2010

AMERICAN WOODMARK CORPORATION

3102 Shawnee Drive

Winchester, Virginia 22601

Proxy Statement

Voting Rights, Procedures and Solicitation

Proxy Solicitation

This Proxy Statement, mailed to shareholders of American Woodmark Corporation (the “Company”) on or about July 1, 2010, is furnished in connection with the solicitation of proxies by the Company’s Board of Directors in the accompanying form for use at the Annual Meeting of Shareholders (“the Annual Meeting”) to be held on August 26, 2010, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2010, is being mailed to you with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company’s officers and other employees, without additional compensation, may solicit proxies by telephone, facsimile, and personal interview. The Company will bear the cost of all solicitation efforts. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the Company’s common stock held as of the record date by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Record Date and Voting Rights

On June 21, 2010, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 14,222,262 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the holder to one vote.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy,

•	duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares, or

•	attending the Annual Meeting and voting in person.

Votes will be tabulated by one or more inspectors of election. A proxy, if properly executed and not revoked, will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted FOR the election of the nominees for director named herein, FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2011, FOR the amendments to the Company’s Amended and Restated 2004 Stock Incentive Plan for Employees, and in the proxies’ discretion on any other matters coming before the Annual Meeting.

A majority of the total shares entitled to vote on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

The Company’s bylaws require that, in uncontested elections, each director receive a majority of the votes cast with respect to that director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Actions on all other matters to come before the meeting will be approved if the votes cast “for” the action exceed the votes cast “against” it. Abstentions and Broker Shares that are not voted on a particular matter are not considered votes cast and, therefore, will have no effect on the outcome of the election of directors or any other matter.

Participants in the American Woodmark Corporation Investment Savings Stock Ownership Plan will receive a proxy packet from the Company’s transfer agent and registrar, Registrar and Transfer Company, enabling them to vote the shares of the Company’s common stock held in their plan accounts. The Newport Group, the Plan’s administrator, will determine the number of shares beneficially owned by each participant and communicate that information to the transfer agent.

Each participant’s voting instructions must be properly executed and returned in the envelope provided to be voted. If a participant does not return voting instructions, then the shares held in the participant’s account will not be voted.

ITEM 1—ELECTION OF DIRECTORS

The Board is currently comprised of nine members, each of whom has been nominated for election by the Company. Unless otherwise specified, the enclosed proxy will be voted for the persons named below to serve until the next Annual Meeting and until their successors are elected and qualified. Each of the nominees listed below is presently a director of the Company and, with the exception of Mr. Vance W. Tang, was elected by shareholders at the last Annual Meeting for a term expiring at the upcoming Annual Meeting. Mr. Tang was appointed to serve as a director of the Company by the Board effective December 18, 2009. Mr. Tang was recommended to the Nominating and Governance Committee by a third-party search firm.

The Board believes the Company’s directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of its shareholders. When searching for new directors, the Nominating and Governance Committee considers a candidate’s managerial experience, as well as business judgment, background, integrity, ethics and conflicts of interest. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however the Board and the Nominating and Governance Committee believe it is essential that the Company’s Board members represent diverse viewpoints. The Nominating and Governance Committee considers issues such as diversity of professional experience, skills, viewpoints, education, gender, race and national origin. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these criteria. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Each nominee listed below has consented to serve as a director, and the Company anticipates all of the nominees named below will be able to serve, if elected. If at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

If shareholders do not elect a nominee who is serving as a director, Virginia law provides that the director would continue to serve on the Board as a “holdover director.” Under our bylaws, each incumbent director submits an advance, contingent, irrevocable resignation that the Board may accept if shareholders do not elect the director at the Annual Meeting. In that situation, the Board’s Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would act on the Committee’s recommendation and publicly disclose its decision and, if applicable, the rationale for rejecting the resignation within 90 days after the date that the election results were certified.

Information Regarding Nominees

The names and ages of the Company’s nominees, their principal occupations or employment, and other information regarding each nominee are set forth below.

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
William F. Brandt, Jr.	64	Retired; Company Chairman and Chief Executive Officer from 1996 to August 2004. Mr. Brandt has served continuously as director since he founded the Company in 1980. Mr. Brandt previously served as both Chairman and Chief Executive Officer of the Company and remains extremely knowledgeable about the Company and its operations. Mr. Brandt remains the Company’s largest shareholder.	1980

Martha M. Dally	59	Retired; Vice President Customer Development, Sara Lee Corporation (a public company and manufacturer and marketer of consumer products) from June 2005 to June 2006; Chief Customer Officer, Sara Lee Corporation from June 2003 to July 2005. Ms. Dally’s experience with marketing, business development and customer relationships during her 30-year career in the consumer products industry provides the Board with an important perspective on customer issues and opportunities.	1995

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
Kent B. Guichard	54	Company Chairman from August 2009 to present and Company President and Chief Executive Officer from August 2007 to present; Company President and Chief Operating Officer from August 2006 to August 2007; Company Executive Vice President and Chief Operating Officer from September 2005 to August 2006; Company Executive Vice President from May 2004 to September 2005; Company Senior Vice President and Chief Financial Officer from 1999 to April 2004; Company Corporate Secretary from November 1997 to February 2005. Mr. Guichard’s 30-year career in industry has been highlighted with leadership roles in finance and operations. Mr. Guichard’s role as the Company’s Chief Executive Officer provides to the Board the Company’s strategic vision and intimate knowledge of its operational performance.	1997

Kent J. Hussey	64	Retired; Chairman – Spectrum Brands, Inc. (a manufacturer of consumer products) from August 2009 to June 2010; President and Chief Executive Officer - Spectrum Brands, Inc. from May 2007 to April 2010; Vice Chairman, Spectrum Brands, Inc. from January 2007 to May 2007; President and Chief Operating Officer, Spectrum Brands, Inc. from August 2002 to December 2006; Director, Spectrum Brands, Inc. from October 1996 to June 2010. Spectrum Brands emerged from bankruptcy protection in August, 2009. Mr. Hussey’s 40-year career in industry has been highlighted with leadership roles in finance and operations. Mr. Hussey’s experience as a Chief Executive Officer of a publicly traded manufacturing company that sells products to large retailers provides the Board with an important perspective.	1999

James G. Davis, Jr.	51	President and Chief Executive Officer, James G. Davis Construction Corporation (a private commercial general contractor) from June 1979 to present; Director, Provident Bankshares Corporation (a public company and financial institution) from October 2006 to July 2009. Mr. Davis’ career in industry has been highlighted with leadership roles in operations. Mr. Davis’ experience as Chief Executive Officer of a construction company provides the Board with an important perspective.	2002

Daniel T. Hendrix	55	President and Chief Executive Officer, Interface, Inc. (a public company and manufacturer of industrial carpet products) from July 2001 to present; Director, Interface, Inc. from October 1996 to present; Director, Global Imaging Systems, Inc. (a public technology service company) from January 2003 to May 2007. Mr. Hendrix’ 30-year career in industry has been highlighted with leadership roles in finance and operations. Mr. Hendrix’ experience as a Chief Executive Officer of a publicly traded company in the building supplies industry provides the Board with an important perspective.	2005

Carol B. Moerdyk	60	Retired; Senior Vice President, International, OfficeMax Incorporated (a public company and office products retailer, formerly Boise Cascade) from August 2004 to September 2007; Director, Libbey Inc. (a public company and manufacturer of tableware) from 1998 to present. Ms. Moerdyk’s 30-year career in industry has been highlighted with leadership roles in finance and operations. Ms. Moerdyk’s experience as a financial executive enables her to serve as the chair of the Company’s Audit Committee and to provide the Board with a valuable perspective.	2005

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
Andrew B. Cogan	47	Director, Knoll, Inc. (a public company and manufacturer of furnishings, textiles and fine leathers) from February 1996 to present; Chief Executive Officer, Knoll, Inc., from April 2001 to present; Chief Operating Officer, Knoll, Inc., from 1999 to April 2001. Mr. Cogan’s 25-year career in industry has been highlighted with leadership roles in product development and operations. Mr. Cogan’s experience as a Chief Executive Officer of a publicly traded company provides the Board with a valuable perspective.	2009

Vance W. Tang	43	President and Chief Executive Officer of the U.S. subsidiary of KONE OY, (a public company and a leading global provider of elevators and escalators) and Executive Director of KONE Corporation from 2007 to present; Vice President and General Manager, Honeywell Building Control Systems from 2004 to 2007; Board member and Vice President of National Elevator Industry, Inc. (a national trade association). Mr. Tang’s 20-year career in industry has been highlighted with leadership roles in operations. Mr. Tang’s experience as a Chief Executive Officer in the construction industry provides the Board with a valuable perspective.	2009

CORPORATE GOVERNANCE

Codes of Business Conduct and Ethics

Code of Business Conduct and Ethics. The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of American Woodmark Corporation. This code sets forth important Company policies and procedures in conducting the Company’s business in a legal, ethical, and responsible manner. The Code of Business Conduct and Ethics also encompasses policies addressing employee conduct, conflicts of interest, insider trading and the protection of confidential information, and requires all employees to respect and obey all applicable laws and regulations when conducting the Company’s business.

Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers. The Board has also adopted an additional Code of Business Conduct and Ethics for the Chief Executive Officer and all Senior Financial Officers, including the Chief Financial Officer, Treasurer, and Controller. This code sets forth Company policies and procedures for ensuring that disclosures in the Company’s financial reports and documents that the Company files or furnishes to the SEC and in other public communications are full, fair, accurate, timely, and understandable. Additionally, the Chief Executive Officer and Senior Financial Officers are required to report to the Audit Committee any material information that affects financial disclosures, significant deficiencies concerning internal controls, fraud, violations of the Company’s Codes of Business Conduct and Ethics, and violations of securities or other laws or rules and regulations applicable to the operation of the business.

Both of these codes can be found on the Company’s web site at www.americanwoodmark.com. Any amendments to, or waivers from any code provisions that apply to the Company’s directors or executive officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and Treasurer, will be promptly posted on the Company’s web site. No amendments or waivers were requested or granted during the fiscal year ended April 30, 2010.

Board Structure

The Company’s Board consists of nine directors, all of whom are subject to annual shareholder elections to one-year terms of service. The Company’s independent directors sit on at least one of three committees. When former director Mr. Jake Gosa stepped down as Board Chairman in August 2009, Mr. Guichard became the Company’s Chairman as well as its Chief Executive Officer.

The Board believes that there are a number of important advantages for the Company to allow the positions of Chairman and Chief Executive Officer to be held by the same person. The Chief Executive Officer is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between Management and the Board, which are essential to effective governance.

The Company’s independent directors meet in regularly scheduled executive sessions at each of the Company’s Board meetings, without management present. During fiscal year 2010, the independent directors met four times to discuss certain Board policies, processes and practices, the performance and compensation of the Company’s Chief Executive Officer, management succession and other matters relating to the Company and the functioning of the Board.

Risk Management Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information concerning the Company’s operations, liquidity and competitive position and personnel, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the Company’s management of its risks relating to the Company’s executive and long-term compensation plans. The Audit Committee oversees the Company’s management of its risks pertaining to internal controls, adherence to generally accepted accounting principles and financial reporting. The Nominating and Governance Committee oversees the Company’s management of its risks pertaining to potential conflicts of interest and independence of board members. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Director Independence

The Board of Directors of American Woodmark Corporation is composed of a majority of directors who are independent directors as defined under the NASDAQ Marketplace Rules. The Company’s Audit Committee members meet additional independence requirements pursuant to the NASDAQ Marketplace Rules and SEC rules.

To be independent under the NASDAQ Marketplace Rules, the Board must determine that a director has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Marketplace Rules specify certain persons who cannot be considered independent. The Board reviews the independence of all directors at least annually.

Based upon this review, the Board affirmatively determined that seven of its nine directors are independent as defined by the NASDAQ Marketplace Rules. The independent directors are: Mr. Cogan, Ms. Dally, Mr. Davis, Mr. Hendrix, Mr. Hussey, Ms. Moerdyk, and Mr. Tang, each of whom is standing for election at the Annual Meeting. In addition, all of the members presiding on the Audit Committee, Compensation Committee, and the Nominating and Governance Committee are independent. The members of the Audit Committee meet the additional independence requirements applicable to them under the NASDAQ Marketplace Rules and SEC rules.

Communicating Concerns to the Board of Directors

The Audit Committee and the non-management directors have established procedures to enable any shareholder or employee who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the independent directors, or to the Audit Committee. Such communications may be confidential or anonymous. Such communications may be submitted in writing by sending a self-addressed, stamped letter to:

Audit Committee

c/o Corporate Secretary

American Woodmark Corporation

3102 Shawnee Drive

Winchester, Virginia 22601

The Corporate Secretary will review all such written correspondence and forward to the Audit Committee a summary of all correspondence received. The Committee will review this information and determine a course of action as appropriate based on the information received.

The Committee reviews and regularly provides the Board of Directors with a summary of all communications received from shareholders and employees and the actions taken or recommended to be taken if an action requires approval of the full Board as a result of such communications. Directors may, at any time, review a log of all correspondence received by the Company which is addressed to members of the Board and may request copies of any such correspondence.

Board of Directors and Committees

The Company’s Board of Directors presently consists of nine directors. The Board held four meetings during the fiscal year ended April 30, 2010. All of the directors attended at least 75 percent of the total number of board meetings and meetings of all committees of the Board held during periods when they were members of the Board or such committees. The Board of Directors believes that attendance at American Woodmark Corporation’s Annual Meeting of Shareholders demonstrates a commitment to the Company, responsibility and accountability to the shareholders, and support of management and employees. Therefore, it is a policy of the Board that all members attend the Annual Meeting of Shareholders. All members of the Board attended last year’s Annual Meeting of Shareholders.

The Company’s bylaws specifically provide for an Audit Committee, Compensation Committee, and a Nominating and Governance Committee, each of which must be composed solely of independent directors. The Board has appointed individuals from among its independent members to serve on these three committees. Each committee operates under a written charter adopted by the Board, as amended from time to time. On an annual basis, each Committee reviews and reassesses the adequacy of its Committee Charter. Committees meet quarterly and hold special meetings as necessary. These committees report regularly to the Board of Directors with respect to their fulfillment of the responsibilities and duties outlined in their respective charters. These charters can be found on the Company’s web site at www.americanwoodmark.com.

Audit Committee

The Audit Committee consists of Ms. Moerdyk, who chairs the Committee, Mr. Davis and Mr. Hussey. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules and SEC rules. The Board of Directors has determined that all of the current members of the Audit Committee are “audit committee financial experts” as defined under SEC rules.

Purpose and Duties. The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the Company’s independent registered public accounting firm, the performance of the internal audit function and independent registered public accounting firm, and the adequacy and competency of the Company’s finance and accounting staff.

The Audit Committee’s duties include but are not limited to: (1) selecting and overseeing the performance of the Company’s independent registered public accounting firm, (2) reviewing the scope of the audits to be conducted by them, as well as the results of their audits, (3) overseeing the Company’s financial reporting activities, including the Company’s annual report, and the accounting standards and principles that are followed; (4) approving audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm, (5) reviewing the organization and scope of the Company’s internal audit function and internal controls, (6) reviewing and approving or ratifying transactions with related persons required to be disclosed under SEC rules, and (7) conducting other reviews relating to compliance by employees with Company policies and applicable laws.

The Audit Committee met six times during fiscal year 2010. The Audit Committee is governed by a written charter approved by the Board of Directors, which can be viewed on the Company’s web site at www.americanwoodmark.com. The Report of the Audit Committee is contained on page 31.

Compensation Committee

The Compensation Committee is composed of Mr. Hendrix, who chairs the Committee, Mr. Cogan, Ms. Dally and Mr. Tang. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules.

Purpose and Duties. The Compensation Committee is primarily concerned with designing and managing competitive compensation programs to facilitate the attraction and retention of talented senior executives and directors. The activities of this Committee include reviewing, evaluating, and approving senior executive compensation plans and evaluating and recommending director compensation plans for approval by the Board. The Committee also provides oversight for all of the Company’s employee benefit plans. The Committee delegates certain aspects of implementation and day-to-day management of compensation administration to officers of the Company.

The Compensation Committee’s duties include but are not limited to: (1) reviewing, evaluating, and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, (2) evaluating the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, (3) determining and approving the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation, (4) evaluation and determination of the compensation of the Company’s senior executives, and (5) oversight of the compensation and benefit plans, policies, and programs of the Company.

The Compensation Committee determines the Chief Executive Officer’s compensation after reviewing his performance with the independent directors of the Board and without members of Management or the non-independent directors being present, and shares this information with the full Board. The Compensation Committee determines the compensation of the other senior executives after considering the recommendation from the Chief Executive Officer. The Compensation Committee does not delegate its authority with regard to executive compensation decisions.

The Compensation Committee administers and approves awards granted under the Company’s 1996 and 1999 Stock Option Plans for Employees, the Amended and Restated 2004 Stock Incentive Plan for Employees, and the Company’s Shareholder Value Plan for Employees.

The Compensation Committee met three times during fiscal year 2010. The Compensation Committee’s charter can be viewed on the Company’s web site at www.americanwoodmark.com. Additional information on the Company’s philosophy and policies pertaining to executive compensation are addressed in the Compensation Discussion & Analysis beginning on page 9. The Report of the Compensation Committee is contained on page 26.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of Ms. Dally, who chairs the Committee, and Ms. Moerdyk. Both members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules. The Committee’s charter requires that it be comprised of a minimum of three independent directors. The Company plans on adding a new member to the Committee during its fiscal year 2011.

Purpose and Duties. The Nominating and Governance Committee is responsible for identifying and recommending to the Board new director nominees for the Board, recommending directors for appointment to committees and chairs, and ensuring that the size, composition, and practices of the Board best serve the Company and its shareholders. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates.

In evaluating candidates for election to the Board, the Nominating and Governance Committee will assess the candidate’s character and professional ethics, judgment, business experience, independence, understanding of the Company’s or other related industries, and other factors deemed pertinent in light of the current needs of the Board. Specific qualities and skills established by the Committee for directors, which are included in the Nominating and Governance Committee Charter, include:

•	each candidate will be recommended without regard to gender, race, age religion or national origin;

•	each candidate must be an individual that has consistently demonstrated the highest character and integrity;

•	each candidate must have demonstrated professional and managerial proficiency, an openness to new and unfamiliar experiences and the ability to work in a team environment;

•	each candidate must be free of any conflicts of interest which would violate applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	each candidate should possess substantial and significant experience which would be of particular relevance to the Company and its shareholders in the performance of the duties of a director; and

•	each candidate must demonstrate commitment to the responsibilities of being a director, including the investment of the time, energy and focus required to carry out the duties of a director.

The Nominating and Governance Committee’s responsibilities also include, but are not limited to: (1) regular assessment of the effectiveness of the Board; (2) annual performance reviews of each director; (3) determining whether any director conflicts of interest exist; (4) reviewing any director related party transactions; and (5) periodically reviewing the Company’s corporate governance policies. The Nominating and Governance Committee met five times during fiscal year 2010. The Committee’s charter can be viewed on the Company’s web site at www.americanwoodmark.com.

Procedures for Shareholder Recommendations of Director Nominees

The Nominating and Governance Committee will consider a director candidate recommended by a shareholder for the fiscal year 2011 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company in accordance with the Company’s bylaws and is received in the Company’s principal executive offices on or before April 28, 2011. The recommendation must include a description of the candidate’s qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the recommendation;

•

a representation that the shareholder is, and will remain, a record holder of the Company’s common stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

•

a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•

information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, if the candidate were to be nominated by the Board of Directors;

•	information regarding the director candidate’s independence as defined by applicable NASDAQ listing standards; and

•	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Governance Committee may subsequently request additional information regarding the candidate or the shareholder making the recommendation. Recommendations by shareholders made in accordance with these procedures will receive due consideration by the Nominating and Governance Committee. The Nominating and Governance Committee also considers candidates recommended by current members of the Board of Directors and members of management. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates. The Committee engaged an independent executive search firm for this purpose during fiscal year 2010. The Committee evaluates all candidates in the same manner regardless of the source of the recommendation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Program Goal

The goal of the Company’s compensation program, as administered by the Compensation Committee, is to facilitate the creation of long-term value for its shareholders by attracting, motivating, and retaining qualified senior management. To this end, the Company has designed and administered the Company’s compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Company’s compensation program provides significant, but appropriate, rewards for outstanding performance, as well as clear financial consequences for underperformance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon Company and individual performance. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

Key Considerations in Setting Pay

The following is a summary of the key considerations affecting the determination of compensation by the Compensation Committee for the Company’s named executive officers. The Company’s named executive officers include Mr. Guichard, Chairman and Chief Executive Officer, S. Cary Dunston, Senior Vice President of Manufacturing and Logistics, and Jonathan H. Wolk, Vice President and Chief Financial Officer. Mr. Gosa was the Company’s Chairman and a named executive officer until he stepped down from the Company’s Board in August 2009.

Performance-based Compensation. Every employee in the Company has an opportunity to earn an annual bonus, most of which is based upon the Company’s attainment of its net income and free cash flow goals, and other operational performance goals. Free cash flow was added as a Company-wide goal during fiscal year 2010, given the importance of this metric during the difficult economic environment that has adversely impacted the Company’s industry since 2006. Bonuses are only payable to employees if the Company earns net income or free cash flow in excess of specified threshold levels during its fiscal year. The majority of the targeted total compensation for the Company’s named executive officers is performance-based, to achieve alignment with shareholder interests. The Company strives to establish challenging Company-wide targets that are appropriate given the expected level of performance, as well as current and anticipated market conditions.

Balance of Future Pay Opportunity versus Current Pay Opportunity. The Compensation Committee strives to provide an optimal balance between current and long-term compensation, and cash versus equity compensation for the Company’s executive officers. Current compensation is paid in cash in the form of a base salary and an annual bonus, primarily as a reward for recent performance, while long-term compensation is primarily equity-based, to encourage the Company’s executive officers to deliver excellent results over a longer period of time and to serve as a retention tool. The Compensation Committee has targeted the mix of performance-based compensation for the Company’s senior executive officers to be an equal amount of current year bonus and long-term compensation.

Providing shareholders with a high level of return on their investment is an important objective of the Company, the Board, and the Compensation Committee. As a result, performance that rewards the Company’s shareholders factors prominently in the Compensation Committee’s decisions about the type and amount of long-term compensation paid to the Company’s executive officers.

Discretionary Nature of Compensation Programs. The Compensation Committee does not use formulas in determining the amount and mix of compensation to be paid to the Company’s executives. The Compensation Committee believes that using only quantitative performance measures would not create the appropriate balance of incentives to build long-term shareholder value. The Compensation Committee uses a broad range of quantitative and qualitative factors to determine compensation. Quantitative factors are determined annually based upon the Company’s overall goals and objectives. In general, qualitative factors include the executives’ ability to lead the Company’s attainment of its CITE principles of customer satisfaction, integrity, teamwork and excellence. Additional qualitative factors considered by the Compensation Committee include the executives’ contribution to achieving the Company’s overall vision, the evaluation of the executives’ performance against their stated objectives, their experience, skill sets and the breadth, and scope of their responsibilities.

Significance of Company Results. The Compensation Committee believes that the named executive officers’ contributions to the Company’s overall performance as part of the Company Leadership Team are more important than their individual performance. Accordingly, all of the annual bonus opportunity for Mr. Guichard and formerly for Mr. Gosa, and 70 percent of the annual bonus opportunity for Messrs. Wolk and Dunston is dependent upon the Company’s performance in relation to its net income and free cash flow goals. The remainder of the annual cash bonus opportunity for Messrs. Wolk and Dunston is based upon the achievement of their respective organizational and individual goals; however no payment is made relating to these individual performance goals unless the Company generates net income.

Consideration of Compensation Risk. The Company’s compensation programs are discretionary, balanced and focused on the long-term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides strong incentives to manage the Company for the long term, while avoiding excessive risk in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and equity awards. The Company has also adopted stock ownership guidelines under which its named executive officers are expected to hold a significant amount of Company stock on an ongoing basis, which the Compensation Committee believes helps mitigate compensation-related risk by focusing the officers’ attention and efforts on the long-term stock performance of the Company.

Use of Compensation Consultants and Peer Group Data. The Company, at the direction of the Compensation Committee, retains an independent compensation consultant every three to four years to assist the Committee by collecting compensation data regarding peer group companies, which is used by the Committee in reviewing and establishing executive compensation guidelines. The Committee considers this data, among other factors, when it determines the components and amounts of total compensation that are appropriate for the Company’s named executive officers. In its most recent compensation review in 2008, the Company retained Mercer to develop and update the Company’s Competitive Peer Group for use in the evaluation of the Company’s compensation practices, to establish competitive compensation levels, and assess the Company’s executive compensation program. Mercer performs no other services for the Company other than those described in this section.

The Company’s Peer Group was selected by Mercer and consists primarily of similar-sized companies in the furniture and building products industries that may compete with the Company for executive talent and which investors may consider as investment alternatives to the Company. For purposes of Mercer’s 2008 analysis, the competitive Peer Group included: American Biltrite, Inc., Ameron International Corporation, Associated Materials, LLC, Dayton Superior Corporation, Ethan Allen Interiors Inc., Flexsteel Industries, Inc., Hooker Furniture Corporation, Kimball International, Inc., Knoll, Inc., Patrick Industries, Inc., School Specialty, Inc., Select Comfort Corporation, Simpson Manufacturing Co., Inc., and Tempur-Pedic International Inc.

In its 2008 update, Mercer analyzed competitive compensation packages using proxy information from the Peer Group companies, and also considered data compiled from published surveys of executive compensation for comparably-sized companies within the durable goods manufacturing sector. Mercer’s findings were that both the Company’s targeted annual cash compensation and long-term compensation levels fell within a range between the 50th percentile to the 75th percentile of median market compensation for the Peer Group companies and for comparably-sized companies in comparable industries. These findings were consistent with the Compensation Committee’s compensation objective.

Elements of Compensation

The compensation program for executive officers for fiscal 2010 consisted of the following elements:

Elements available to substantially all salaried employees:

•	base salary;

•	annual performance-based cash bonus;

•	annual employee profit sharing; and

•	retirement and health and welfare benefits.

Elements available to the Company’s key managers and selected employees:

•	Long-term incentive awards (restricted stock units only, or restricted stock units plus stock options).

Elements available only to some named executive officers:

•	supplementary employee retirement plan; and

•	other benefits.

These compensation elements are described below:

Base Salary. Base salary is intended to compensate the Company’s executives for:

•	the scope of their responsibilities;

•	the complexity of the tasks associated with their position within the Company;

•	their skill set; and

•	their performance.

Base salaries for all executives have been competitively established based on salaries paid for like positions in comparably-sized companies. The companies used for comparison of base salaries may include additional companies from those used in the competitive Peer Group where other competitive factors or local market conditions warrant. These salaries are obtained by Management periodically and reviewed by the Committee to assure continued competitiveness and are adjusted when necessary. Based upon national surveys available to the Compensation Committee and information provided by Mercer, the Compensation Committee believes executive management, both individually and as a group, have base salaries of approximately the average market rate for comparably-sized companies.

Annual Cash Bonus. Annual cash bonus incentive awards are provided as an incentive to executives to achieve the Company’s annual financial goals, and reflect the Compensation Committee’s belief that a significant portion of the annual compensation of senior executives and other key employees should be contingent upon the financial performance of the Company. Annual bonus levels are established as a percentage of base salary. Jobs with greater spans of control and impact upon the Company’s results have higher bonus percentages. For fiscal year 2010, Mr. Guichard was eligible for a maximum potential bonus opportunity equal to 150% of his base salary; Messrs. Dunston and Wolk were eligible for maximum potential bonus opportunities equal to 100% of their respective base salaries, and Mr. Gosa was not eligible for a bonus.

Most key managers and senior executives have two components to their annual bonus: one component that is tied to the Company’s performance for the fiscal year, and one component that is tied to individual performance. For fiscal year 2010, net income and free cash flow were utilized to measure Company performance for the purpose of measuring the Company performance bonus component for nearly every employee in the Company, due to their ease of understanding as simple, consistent and important indicators of the Company’s annual performance. Because both performance measures were deemed to be of equal importance, each performance measure carried a weighting of 50% in evaluating Company-wide performance for fiscal year 2010. Individual performance is assessed by each employee’s manager based on agreed-upon goals established at the onset of the fiscal year. No portion of an employee’s individual goal bonus is paid unless the Company generates positive net income.

All of the annual cash bonus opportunity for Mr. Guichard representing 150 percent of his base salary was dependent upon the Company’s performance with respect to the net income and free cash flow performance measures. The annual cash bonus opportunity for Messrs. Wolk and Dunston represented 100 percent of their respective base salaries, of which 70 percent was dependent upon the Company’s performance with respect to its net income and free cash flow performance measures, and 30 percent was dependent upon the achievement of their respective organizational and individual goals.

Company Goals. On an annual basis, the Compensation Committee establishes bonus goals for Company performance based upon a variety of factors including progress achieved towards critical elements of the Company’s long term strategy, prior year performance, and the external economic environment. As a result, Company-wide performance targets vary from fiscal year to fiscal year. The annual performance goals for each of the years listed below represented the expected range of Company net income and free cash flow across three levels of performance:

•	“Threshold” representing the minimum level of achievement in order to qualify for payment;

•	“Target” representing performance consistent with demanding expectations to qualify for a payout of 60% of the maximum; and

•	“Superior” representing outstanding performance against demanding expectations to achieve 100% of the maximum.

Company performance falling between each performance level results in an interpolated percentage payout based upon a predetermined scale. No annual bonuses are paid if the Company’s performance is below the predetermined threshold level for both performance measures.

Company performance targets are set sufficiently high to require excellent performance. In the last nine years, the Company has achieved superior performance one time, and achieved target performance four times. Annual performance goals for Company performance at the threshold, target and superior performance levels for fiscal year 2010, as well as the actual net income and free cash flow achieved, are presented in the table below (dollar amounts in millions). The actual net income listed below for fiscal year 2010 represents the reported amount of the Company’s net income (loss), excluding restructuring charges net of income tax benefit of $1.8 million. For comparison purposes, annual net income goals at the threshold, target and superior performance levels are presented for fiscal years 2008 and 2009 as well (free cash flow was not a Company performance measure until fiscal year 2010). The actual net income listed below for fiscal year 2009 excludes restructuring charges net of income tax benefit of $6.0 million.

	Net Income				Free Cash Flow
Fiscal Year	Net Income Goals			Actual	Free Cash Flow Goals			Actual
	Threshold	Target	Superior		Threshold	Target	Superior
2008	$22.0	$30.0	$36.0	$4.3
2009	$0.0	$10.0	$20.0	$2.8
2010	$0.0	$10.0	$20.0	$(20.6)	$(20.9)	$(12.0)	$(6.8)	$(10.2)

Actual performance for fiscal year 2010 resulted in a combined Company performance percentage based on the weightings of the performance measures and the predetermined bonus scale of approximately 37%. Accordingly, Mr. Guichard earned an annual bonus pertaining to Company performance during fiscal year 2010 of approximately 56% (37% of 150%) of his base salary at year-end. Bonuses for Messrs. Dunston and Wolk pertaining to Company performance for fiscal year 2010 represented approximately 26% (37% of 70%) of their respective base salaries at year-end.

Individual Goals. Messrs. Dunston and Wolk were eligible to have a portion of their annual cash bonus for fiscal year 2010 determined based on the achievement of individual performance goals.

Mr. Guichard develops the individual objectives that both executives are expected to achieve, and against which their performance is assessed. These objectives and performance assessments are reviewed and approved by the Compensation Committee each year. When the Company has generated net income, the Compensation Committee makes a determination of the proportion of the 30% individual performance bonus earned by each individual, in its discretion, with the assistance of Mr. Guichard, based on a combination of quantitative and qualitative measurements developed to assess achievement. No particular weighting is given to any one individual performance goal. In assessing each executive’s performance, the Compensation Committee considers the entirety of each executive’s performance.

For fiscal year 2010, Mr. Dunston’s individual goals included objectives relating to operational performance including safety, quality, delivery and cost and to the overall effectiveness of the Company’s supply chain. Mr. Wolk’s individual goals for fiscal year 2010 included objectives relating to operational and business support, management of the Company’s cash flow and financial flexibility, controllership and management information systems.

Because there was no net income in fiscal year 2010, Messrs. Dunston and Wolk did not receive any annual bonus payouts with respect to their individual goals.

Long-Term Incentive Awards. The Compensation Committee has established long-term incentive awards for the Company’s executives and key managers with the objective of advancing the longer-term interests of the Company and its shareholders by directly aligning executive compensation with increases in the Company’s stock price. These awards compliment cash incentives tied to annual performance by providing incentives for executives to increase shareholder value over time. The Company’s long-term incentive compensation has historically utilized two types of awards: stock options and shareholder value units. During fiscal year 2010, the Compensation Committee acted upon a recommendation from Mercer and issued restricted stock units (RSUs) in place of shareholder value units for Messrs. Guichard, Dunston and Wolk. Both stock options and RSUs are intended to focus the attention of executives on the achievement of the Company’s long-term performance objectives, to align executive management’s interests with those of shareholders, and to facilitate executives’ accumulation of sustained ownership of Company stock.

Consistent with previous years, the Company awarded its long-term incentive awards to its executives following its annual earnings release in June, and all stock options issued included a strike price equal to the closing price of the Company’s stock on the third business day following this earnings release. All long-term incentive awards were approved by the Compensation Committee.

In line with recommendations from Mercer, the Company’s named executive officers are targeted to receive long-term incentive awards valued at approximately 150 percent of base salary for Mr. Guichard and 100 percent for Messrs. Wolk and Dunston. Mr. Gosa did not receive a long-term award during fiscal year 2010. The relative value of stock option awards compared with RSU awards made to the named executive officers was approximately even.

Stock Options. Non-statutory stock options were granted to certain senior executives of the Company (including Messrs. Guichard, Dunston and Wolk) on the third business day after the Company’s announcement of its annual results in June 2009. All stock options have exercise prices equal to the closing price of the Company’s stock upon the date of grant, have ten-year lives and vest ratably over the initial three years of the grant. Stock options only result in value realized by the Company’s employees to the extent that the price of Company stock on the date of exercise exceeds the strike price, and thus are an effective compensation element only if the stock price grows over the term of the award. The Compensation Committee believes that stock options are a motivational tool for the Company’s senior executives, and also serve as a retention incentive. The Company has never backdated or changed the terms of its stock option grants.

Shareholder Value Units. Prior to fiscal year 2010, the Company granted Shareholder Value Units (SVUs) to its named executive officers and key managers. Each of these units entitled the recipient to receive a cash payment of $500 per unit if the Company’s total shareholder return (TSR) over a three-year performance period equaled the return of the Russell 2000 Index, with higher potential payments if the Company’s TSR exceeded the Russell 2000 Index return and no payments if the Company’s TSR was below the Russell 2000 Index return for the relevant performance period. The maximum potential payment was $3000 per unit, if the Company’s TSR exceeded the Russell 2000 Index return by 20% or more. If the Company’s TSR exceeded the Russell 2000 Index return by less than 20%, then the officer was entitled to a cash payment between $500 and $3,000 per unit, based upon a predetermined scale.

The last SVUs were granted in fiscal year 2009; the Company did not grant any SVUs during fiscal year 2010. The SVUs granted in fiscal year 2009 will vest and be paid at the end of fiscal year 2011 if the Company’s TSR equals or exceeds the Russell 2000 Index return for the 2009 through 2011 performance period, and if the recipients remain employed through the end of the performance period. Of the named executive officers, Messrs. Guichard, Dunston and Wolk were granted 165, 59 and 56 SVUs in fiscal year 2009, respectively.

Because the SVU performance goals were not achieved, no payments were made during fiscal year 2010 to any of the named executive officers under the SVUs granted in 2008.

Restricted Stock Units. During fiscal year 2010, the Compensation Committee decided to change the mix of long-term incentives to include restricted stock units (RSUs). This decision was in line with a recommendation from Mercer. The RSUs granted during fiscal year 2010 to Messrs. Guichard, Dunston and Wolk include RSUs that vest upon the satisfaction of both service and performance criteria. The performance-based RSUs comprised 75% of the total RSUs awarded, while RSUs vesting upon meeting a three-year service criteria comprised 25% of the RSUs awarded. Subject to satisfying the associated vesting conditions, each RSU represents the right to receive one share of the Company’s common stock. The Compensation Committee believes this change will provide greater balance and stability to the Company’s long-term incentives for its key managers and named executive officers. Additionally, it will provide a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with the Company’s shareholders, while entailing a lower number of Company shares to be issued to employees than stock options and therefore entailing less dilution.

In order to receive the shares of Company stock corresponding to the RSU award, the award recipients must remain in the Company’s continuous employ on the three-year anniversary date of the RSU grant. Employees who leave the Company’s employ for any reason other than death, disability or retirement completely forfeit their awards. If the executive terminates employment due to his or her death, disability or retirement, a pro-rata portion of the earned RSUs will vest based upon the executive’s service from the grant date to the termination date. If the executive terminates employment for any reason, including death, disability or retirement, prior to the end of the applicable performance period with respect to performance-based RSUs, the performance-based RSUs are forfeited in their entirety. The vesting of the RSU awards is accelerated and the earned RSUs are paid in full if a change in control occurs during the executive’s employment prior to the end of the three-year service period. If the change in control occurs prior to the end of the applicable performance period with respect to performance-based RSUs, all of the performance-based RSUs are treated as earned.

The Company-wide performance criteria upon which the performance-based RSU awards are based are established annually by the Compensation Committee. For the performance-based RSU grants awarded in June 2009, the Compensation Committee determined the Company-wide performance period as the fiscal year in which the grant was awarded. The Compensation Committee determined three groups of Company-wide performance goals for fiscal year 2010, including income statement achievement (40% weighting), balance sheet management (40% weighting) and organizational development (20% weighting). Specific criteria and the Company’s performance against these criteria were as follows:

Income Statement Achievement	Goals			Actual Performance
(dollar amounts in millions)	Threshold	Target	Maximum
Net Sales	$400	$430	$451	$406.5
Gross Margin	$37	$55	$64	$48.9
Operating Expenses	$78	$83	$87	$83.4	a
Operating Income (Loss)	$(41)	$(28)	$(23)	$(34.4	)a
Net Income (Loss)	$(24)	$(18)	$(13)	$(20.6	)a

Balance Sheet and Cash Flow Achievement
Operating Cash Flow	$(10)	$0	$6	$1.3
Free Cash Flow	$(21)	$(12)	$(7)	$(10.2)
Debt to Capital Ratio	13.4%	12.7%	12.5%	12.7%
Accounts Receivable Turnover	15.7	16.4	16.9	16.2
Inventory Turnover	12.1	12.4	12.6	13.9

a	Actual and goal amounts exclude restructuring charges.

The Compensation Committee assessed the Company’s overall achievement of its Income Statement goals to be 16.7%, and its Balance Sheet and Cash Flow goals to be 50%. In addition to the Income Statement and Balance Sheet and Cash Flow goals, Company-wide performance was also assessed based upon a total of five organizational development goals (weighted 20% in total), including (i) employee turnover, (ii) employee retention, (iii) compliance with training goals, (iv) succession planning, and (v) cultural development. The Compensation Committee assessed the Company’s achievements of these organizational goals at maximum attainment of 100%.

The Compensation Committee assessed the Company’s achievement against overall performance goals in May 2010 to be 46.7%. Based upon the Compensation Committee’s performance assessment, if the Company’s named executive officers remain continuously employed by the Company through June 2012, they will vest in and receive 60% of their total RSU award, as calculated below:

	Performance Attainment		Weighting Factor		Weighted Performance
Income Statement Goals	16.7%	X	40%	=	6.7%
Balance Sheet and Cash Flow Goals	50%	X	40%	=	20.0%
Organizational Goals	100%	X	20%	=	20.0%

Total Performance					46.7%

Potential Earned and Vested Performance-Based RSUs	46.7%	X	75%	=	35%
Potential Vested Service-Based RSUs	N/A				25%

Total Potential Vested Portion of 2010 RSU Award					60%

During fiscal year 2010, Mr. Guichard was awarded 20,000 RSUs, Mr. Dunston was awarded 8,000 RSUs and Mr. Wolk was awarded 7,500 RSUs. If each named executive officer remains in the Company’s continuous employ through the three-year anniversary of the RSU grant in June 2012, the number of shares of the Company’s stock that each can expect to receive is as follows: Mr. Guichard, 12,000 shares (20,000 multiplied by 60%); Mr. Dunston, 4,800 shares (8,000 multiplied by 60%); and Mr. Wolk, 4,500 shares (7,500 multiplied by 60%).

Pension and Savings Plans

An important retention tool is the Company’s pension and retirement plans. The Company maintains a non-contributory, funded and tax-qualified defined benefit pension plan (the “Salaried Pension Plan”). The Salaried Pension Plan covers substantially all employees, including the named executive officers, who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on 1.25 percent of a participant’s average cash compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant’s retirement that produce the highest average compensation, multiplied by the participant’s years of credited service. The annual earnings taken into account in this formula may not exceed an IRS-prescribed limit applicable to tax-qualified plans. These limits are indexed each year, so the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 2010, the maximum annual compensation that may be taken into account is $245,000, and the maximum annual benefit that may be paid in the form of single life annuity is $195,000. The Salaried Pension Plan is a continuation of a pension plan that was in effect for employees of the Company who were employed by the Company when it was owned by Boise Cascade Corporation prior to 1980.

Because the Internal Revenue Code limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Company’s Salaried Pension Plan, the Company has established a non-tax qualified, non-contributory defined contribution supplemental pension plan (the “Pension Restoration Plan”, or “PRP”) to provide benefits that would restore the level of Company benefits provided to approximately the levels they would have attained had the Internal Revenue Code limit not been established. The PRP participants consist of the named executive officers. Each participant has an account under the PRP to which the Compensation Committee may, in its discretion, approve Company contributions. The obligation of the Company to make payments under this Plan is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the event of the Company’s insolvency until such benefits are distributed to the Plan participants under the provisions of the Plan. The Company’s contributions to the PRP during fiscal year 2010 for Messrs. Guichard, Dunston and Wolk are described below in the All Other Compensation Table.

Substantially all employees, including the named executive officers, also participate in the Company’s profit-sharing plan, whereby 3 percent of the Company’s net income is contributed and divided equally among employee 401(k) accounts. In addition, all employees may contribute up to 50 percent of their pay to 401(k) accounts on a pre-tax basis. The Company’s Investment Savings Stock Ownership Plan provides matching contributions in Company stock of 50 percent up to the first 4 percent of pay. This is a qualified plan by the IRS and is subject to IRS compensation and other limitations. Company contributions to these plans to the named executive officers for fiscal year 2010 are included in the All Other Compensation column in the Summary Compensation Table.

Other Benefits Messrs. Guichard, Dunston and Wolk are eligible to purchase the Company’s products at a discounted price.

The Company places a priority on enabling its employees to take advantage of preventive health care. To this end, the Company provides subsidized medical benefits to substantially all of its employees, as well as the ability to take advantage of annual physical exams at low or no cost. Messrs. Guichard, Dunston and Wolk are eligible to receive more extensive annual medical exams from a nationally recognized medical clinic at no cost to them.

Severance and Change in Control Agreements

The Company has a long standing practice of entering into severance and change in control agreements with its named executive officers. The Company believes these agreements are necessary in order to ensure the continuity of management and to allow executive officers to focus on serving the Company in a change in control situation without the distraction of concern for their employment. The agreements generally provide for severance benefits in the event of involuntary termination of employment without cause or termination by the executive for good reason within a certain period following a change of control. No payments are made if employment is terminated due to death, disability or cause. The agreements call for all unvested stock options to become fully vested upon a change in control.

In developing the parameters for these agreements, the Compensation Committee utilized an independent compensation consultant and an analysis of peer companies. The Committee established these agreements with a goal of providing terms that are representative of the competitive market for like positions. Mr. Guichard’s employment agreement includes a longer severance period and a greater bonus payment percentage due to the greater span of control, accountability and ability to impact the Company’s performance inherent in Mr. Guichard’s role as Chief Executive Officer.

Further information regarding the terms and conditions of these agreements are found beginning on page 23, under the heading “Employment Agreements and Post-Employment Compensation Agreements”.

Stock Ownership Guidelines

The Company has adopted guidelines for share ownership by its named executive officers. The Company expects that its named executive officers will retain Company shares after either exercising stock options or receiving shares from RSU award grants, so that a minimum ownership of Company stock is achieved. For Mr. Guichard, the stock ownership guideline is equivalent to two times his base salary, and for Messrs. Dunston and Wolk, the stock ownership guideline is equivalent to their respective base salaries.

Deductible Compensation of Executive Officers

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1.0 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to the Chief Executive Officer and the next three most highly compensated officers of the Company (excluding the CFO). Performance-based compensation that meets certain requirements is not subject to the deduction limit.

The Compensation Committee believes it is important, to the extent applicable, to try to structure compensation for its named executive officers to qualify for the performance-based compensation exemption and will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding the loss of material tax deductions in future years.

Summary Compensation Table

The following table sets forth for fiscal years 2010, 2009, and 2008 the compensation for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s two other executive officers, (each a “named executive officer” and collectively, the “named executive officers”). Mr. Gosa served as the Company’s Chairman of the Board until August 27, 2009. The Company did not have any other executive officers during fiscal year 2010.

Name & Principal Position	Fiscal Year		Salary	Bonus	Stock Awards 1	Option Awards 2	Non-equity Incentive Plan Compensation 3	Change in Pension Value 4	All Other Compensation 5	Total
James J. Gosa	2010		$181,154	$0	$0	$0	$0	$134,149	$1,038	$316,341
Former Chairman of the	2009		432,885	0	0	0	64,165	46,688	47,649	591,387
Board	2008		541,539	0	0	0	0	14,109	82,020	637,668

Kent B. Guichard	2010	[6]	599,038	0	265,200	963,222	353,365	88,838	54,905	2,324,568
Chairman, President and	2009		550,000	0	0	836,530	258,225	18,100	56,166	1,719,021
Chief Executive Officer	2008		505,385	0	0	499,890	0	(3,628)	35,358	1,037,005

S. Cary Dunston	2010		327,971	0	106,080	321,074	88,890	17,404	28,264	889,683
Senior Vice President	2009		307,718	0	0	291,518	98,547	5,676	25,730	729,189
Manufacturing and Logistics	2008		288,327	0	0	268,233	22,069	8,904	47,995	635,528

Jonathan H. Wolk	2010		291,225	0	99,450	321,074	77,466	28,549	23,865	841,629
Vice President and	2009		283,555	0	0	278,843	89,657	7,594	22,971	682,620
Financial Officer	2008		275,608	0	0	268,233	20,858	4,447	23,121	592,267

1	This column represents the dollar amounts for the grant date fair value of the RSUs granted during fiscal year 2010, multiplied by the probability of meeting the performance and service criteria associated with these grants, in accordance with FASB ASC Topic 718. Seventy-five percent of the RSUs awarded to each named executive officer were subject to both service- and performance-based vesting conditions and 25% of the RSUs were subject to service-based vesting conditions alone. These values reflect the amount that the Company expects to record as an expense in its financial statements over the award’s vesting schedule, but do not necessarily correspond to the actual value that will be realized by the named executives. Had all of the performance conditions associated with these RSU grants been met, the values of these grants would have been $442,000 for Mr. Guichard, $176,800 for Mr. Dunston, and $165,750 for Mr. Wolk. The amounts included in the table reflect the Compensation Committee’s performance determination of a 46.7% payout on these awards. See the fiscal year 2010 Grants of Plan-Based Awards on page 19 for information on grants awarded in fiscal year 2010.
2	This column represents the dollar amounts of the aggregate grant date fair value of stock options granted to each named executive officer in fiscal years 2010, 2009 and 2008. These values reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executives. For information on the valuation assumptions with respect to these stock option grants, refer to Note G – Stock-Based Compensation in the Company’s Financial statements filed with the Annual Report in the Form 10-K for the year ended April 30, 2010.
3	Amounts in this column reflect the annual cash incentive compensation paid to the Company’s named executive officers for fiscal years 2010, 2009, and 2008. These amounts were paid on June 11, 2010, June 12, 2009 and June 13, 2008, respectively. The amounts listed consist solely of performance-based bonuses paid to each named executive officer. Each named executive officer was also eligible to receive additional cash payments pursuant to his previously awarded Shareholder Value Units; however because the Company’s stock performance did not exceed the comparable performance benchmark, no such cash payments were made on the Shareholder Value Units during fiscal years 2010, 2009, or 2008.
4	This column represents the sum of the change in the present value of accumulated benefits under the Pension Plan from fiscal year 2010 (from May 1, 2009 to April 30, 2010), fiscal 2009 (from May 1, 2008 to April 30, 2009), and fiscal year 2008 (from May 1, 2007 to April 30, 2008). See the Pension Plan Benefits table on page 22 for additional information. The Company does not provide any above-market or preferential earnings on nonqualified deferred compensation under the Pension Restoration Plan.
5	See All Other Compensation table below for additional detail.
6	Mr. Guichard’s base salary was increased from $550,000 during fiscal year 2009 to $625,000 during fiscal year 2010, commensurate with Mr. Guichard’s promotion to Chairman and Chief Executive Officer.

All Other Compensation Table

The following table describes each component of the amounts listed for 2010 in the All Other Compensation column in the Summary Compensation Table.

	Company Contributions to Investment Savings Stock Ownership Plan 1	Company Contribution to PRP 2	Other 3	Total
James J. Gosa	$0	$0	$1,038	$1,038
Kent B. Guichard	4,823	48,750	1,332	54,905
S. Cary Dunston	4,760	23,100	404	28,264
Jonathan H. Wolk	4,713	18,700	452	23,865

1	These amounts represent matching 401(k) and profit-sharing contributions made to the named executive officers’ respective Investment Savings Stock Ownership Plan accounts.
2	These amounts reflect the value of Company contributions made to the PRP accounts for the listed named executives.
3	These amounts reflect payments of insurance premiums paid for supplemental and spousal life insurance, and costs associated with medical exams from a nationally recognized medical clinic.

Grants of Plan-Based Awards in Fiscal 2010

The following table provides information about all equity and non-equity awards granted to the named executive officers in fiscal 2010 with the exception of Mr. Gosa, who did not receive such awards in fiscal year 2010: (1) the grant date, (2) the potential payout under the Annual Cash Bonus Incentive Plan, (3) the potential number of performance-based Restricted Stock Units granted in fiscal 2010, (4) the number of service-based Restricted Stock Units granted in fiscal year 2010, (5) the number of shares underlying stock options awarded, (6) the exercise price of the stock option awards, which reflects the closing price of the Company’s stock on the date of grant, and (7) the grant date fair value of each equity award computed according to FASB ASC Topic 718.

	Grant Date	Estimated Possible Payout Under Non-Equity Incentive Plan Awards 1			Estimated Possible Payouts Under Performance-Based Restricted Stock Units 2			All Other Awards: Number Of Restricted Stock Units 3	Stock Option Awards: No. of Securities Underlying Options 4	Price of Option Award 5	Grant Date Fair Value of Restricted Stock Unit and Option Awards 6
		Threshold	Target	Maximum	Threshold	Target	Maximum	Maximum
Kent B.	n/a	$0	$562,000	$937,000
Guichard	06/16/09				$0	$9,000	$15,000	5,000			$265,200
	06/10/09								60,000	$24.73	963,222

S. Cary	n/a	0	202,140	336,900
Dunston	06/16/09				0	3,600	6,000	2,000			106,080
	06/10/09								20,000	$24.73	321,074

Jonathan	n/a	0	176,160	293,600
H. Wolk	06/16/09				0	3,375	5,625	1,875			99,450
	06/10/09								20,000	$24.73	321,074

1

The amounts displayed in these columns reflect the target, threshold, and maximum payouts under the fiscal year 2010 Annual Cash Bonus program described in the Compensation Discussion and Analysis based upon annual salary rates as of the last day of fiscal year 2010. The amounts actually paid under this program for fiscal year 2010 are reflected in the Summary Compensation Table. For Mr. Guichard, attainment of Company-wide goals for net income and free cash flow was the only determinant of the amount of bonus paid.

Mr. Guichard’s potential bonus payment ranged from 0% to 150% of his ending fiscal year 2010 annual base salary of $625,000, with a target of 90%. For Messrs. Dunston and Wolk, attainment of Company-wide goals for net income and free cash flow determined 70% of the amounts potentially payable to these named executive officers, with the remaining 30% of their potential bonus payments determined by achievement of their respective individual goals; however because the Company did not achieve positive net income in fiscal year 2010, no payout was made pursuant to these individual goals. Messrs. Dunston and Wolk had potential bonus payments of 0% to 100% of their respective base salaries, with a target of 60%. The Company’s specific net income and free cash flow goals and the individual performance goals for Messrs. Dunston and Wolk for fiscal year 2010 are described in Compensation Discussion and Analysis on page 11, under the heading Annual Cash Bonus.

2	These columns reflect the target, threshold and maximum potential number of performance-based RSUs pertaining to the award that each named executive received during fiscal year 2010. Based upon Company performance, the actual numbers of performance-based RSUs earned were: 7,000 for Mr.Guichard, 2,800 for Mr. Dunston and 2,625 for Mr. Wolk. The earned RSUs are payable in June 2012 if the named executive remains continuously employed through that date. If the executive terminates employment prior to the vesting date due to retirement, death or disability, the executive receives a pro rata portion of the award based upon the executive’s service from the grant date to the date of termination. The potential payouts are performance-driven and, therefore, completely at risk. The Plan measurements for determining the number of earned RSUs are described in the Compensation Discussion & Analysis on page 15.
3	This column reflects the number of RSUs granted to each named executive during fiscal year 2010 that were subject to service-based vesting conditions alone. These RSUs are payable in June 2012 if the named executive remains continuously employed by the Company through that date. If the executive terminates employment prior to the vesting date due to retirement, death or disability, the executive receives a prorated portion of the award based upon the executive’s total service from the grant date through the date of termination.
4	This column reflects the number of stock options granted in fiscal year 2010 to the named executive officers. These options vest ratably over three years. The stock option awards granted to Messrs. Guichard, Wolk and Dunston were approved by the Compensation Committee on May 27, 2009, for issuance on June 9, 2009.
5	This column reflects the exercise price for the stock options granted, which was the closing price of the Company stock on the date of grant.
6	This column reflects the full grant value of the restricted stock units and stock options granted in fiscal year 2010 computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is calculated based upon the probable outcome of the performance conditions as of the date of grant.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the current holdings of stock option and restricted stock unit awards to the named executive officers. This table includes all unexercised and unvested option awards and all unvested restricted stock units. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is three years. For additional information about the stock option and restricted stock unit awards, see the description of long-term incentive awards in the Compensation Discussion and Analysis on page 13.

Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Stock Option Exercise Price	Stock Option Expiration Date	Number of Restricted Stock Units that have Not Yet Vested	Market Value of Restricted Stock Units that have Not Yet Vested
James J. Gosa	07/06/06	1	40,945	0	$34.48	08/24/10
	07/06/06	1	17,753	0	34.48	05/16/11
	07/06/06	1	18,839	0	34.48	05/24/10
	06/10/05		45,000	0	28.97	06/10/15
	08/20/04		120,000	0	30.63	08/20/14
	06/15/04		80,000	0	26.85	06/15/14
	06/13/03		80,000	0	24.21	06/13/13
	05/30/02		80,000	0	31.90	05/30/12

Kent B. Guichard	06/16/09						12,000	$277,320
	06/10/09		0	60,000	24.73	06/10/19
	06/09/08		22,000	44,000	23.96	06/09/18
	06/08/07		27,333	13,667	34.11	06/08/17
	06/12/06		36,000	0	32.76	06/12/16
	06/10/05		30,000	0	28.97	06/10/15
	06/15/04		45,000	0	26.85	06/15/14
	06/13/03		20,000	0	24.21	06/13/13
	05/30/02		20,000	0	31.90	05/30/12

S. Cary Dunston	06/16/09						4,800	$110,928
	06/10/09		0	20,000	24.73	06/10/19
	06/09/08		7,667	15,333	23.96	06/09/18
	06/08/07		14,667	7,333	34.11	06/08/17
	10/16/06	2	24,000	0	34.36	10/16/16

Jonathan H. Wolk	06/16/09						4,500	$103,995
	06/10/09		0	20,000	24.73	06/10/19
	06/09/08		7,333	14,667	23.96	06/09/18
	06/08/07		14,667	7,333	34.11	06/08/17
	06/12/06		21,000	0	32.76	06/12/16
	06/10/05		20,000	0	28.97	06/10/15
	12/13/04	2	20,000	0	42.17	12/13/14

1	These stock option grants are reload grants issued to Mr. Gosa pursuant to the Company’s stock option plans. The reload stock options were automatically issued to Mr. Gosa when he used existing shares that he already owned as payment for subsequent stock option exercises.
2	These stock option grants were issued to Messrs. Wolk and Dunston upon their respective initial dates of employment with the Company.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information regarding stock option exercises by the named executive officers during fiscal 2010, including the number of shares acquired upon exercise and the value realized.

	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise
James J. Gosa	74,000	$287,731
Kent B. Guichard	0	0
S. Cary Dunston	0	0
Jonathan H. Wolk	0	0

Mr. Gosa exercised 50,000 stock options in May 2009. Mr. Gosa used 47,949 shares of Company stock that he previously owned to pay for the option exercise price and the applicable income tax withholding on this transaction. Mr. Gosa performed a cashless exercise of 24,000 stock options in April 2010, in which he received the net difference between the market price of the Company’s stock and the exercise price of the stock options.

Pension Plan Benefits

The following table reports the present value of the accumulated plan benefit at April 30, 2010, for the named executive officers under the Salaried Pension Plan based upon the assumptions described below in Note 1. No pension benefit payments were made to any of the named executive officers during fiscal year 2010. See “Pension and Savings Plans” on page 16 for a discussion of pension and savings plan benefits.

	Pension Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit 1
James J. Gosa	Salaried Pension Plan	19.0	$361,478
Kent B. Guichard	Salaried Pension Plan	16.7	167,513
S. Cary Dunston	Salaried Pension Plan	3.5	14,580
Jonathan H. Wolk	Salaried Pension Plan	5.4	31,835

1	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the Salaried Pension Plan for the period through April 30, 2010. The present value of accumulated benefit has been calculated assuming the named executive officers begin receiving their benefits at age 65. As described in Note H – Employee Benefit and Retirement Plans in the Notes to the Consolidated Financial Statements of the Company’s 2010 Annual Report in the Form 10-K for the year ended April 30, 2010, the interest assumption is 5.91%. The post-retirement mortality assumption is based on the RP-2000 Combined Healthy Mortality Table.

Nonqualified Deferred Compensation

The amounts reported in the table below represent the change in value in the accounts of the named executive officers under the Company’s non-tax qualified, non-contributory defined contribution supplemental pension restoration plan (PRP) from May 1, 2009, through April 30, 2010, as well as their aggregate balances as of April 30, 2010.

	Nonqualified Deferred Compensation
	Company Contributions In FY 2010 1	Aggregate Earnings in FY 2010 2	Withdrawals/ Distribution in FY 2010	Aggregate Balance at April 30, 2010
James J. Gosa	$0	$282,728	$0	$788,810
Kent B. Guichard	48,750	110,981	0	344,383
S. Cary Dunston	23,100	18,726	0	65,937
Jonathan H. Wolk	18,700	24,742	0	76,423

1	Amounts listed in the Company contributions column were reported as compensation in fiscal year 2010 in the “All Other Compensation” column of the Summary Compensation Table. No contributions were made to the PRP by the named executive officers.
2	Earnings were credited to the accounts of the named executive officers based upon their respective investment choices. These earnings were not included in the Summary Compensation Table.

Employment Agreements and Post-Employment Compensation Arrangements

The Company has entered into employment agreements with each of its named executive officers as described below.

Mr. Guichard has an employment agreement with the Company to fulfill the duties of Chief Executive Officer, Mr. Dunston has an employment agreement with the Company to fulfill the duties of Senior Vice President of Manufacturing and Logistics, and Mr. Wolk has an employment agreement with the Company to fulfill the duties of Chief Financial Officer. The respective agreements specify the base salary for Mr. Guichard of at least $550,000 per year, for Mr. Dunston a base salary of at least $294,250 per year, and for Mr. Wolk a base salary of at least $278,100 per year, each subject to annual upward adjustments as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Company’s Compensation Committee.

Further, the four executives are entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0 percent and 150 percent of Mr. Guichard’s then current base salary, and between 0 percent to 100 percent of Mr. Dunston’s and Mr. Wolk’s then current base salaries. In each case, the actual amount of the bonus paid will be related to achievement of certain performance objectives set by the Compensation Committee at the beginning of each fiscal year. The agreements for Mr. Guichard, Mr. Dunston and Mr. Wolk are for one-year terms that end on December 31 of each year and provide for an automatic one-year extension, unless either party to the agreement gives notice on or before November 1 of the preceding year.

Under these agreements, each executive is entitled to severance pay should his employment be terminated by the Company without cause. Mr. Guichard would be entitled to severance pay for a period of 24 months, and Messrs. Dunston and Wolk are each entitled to severance pay for a period of 12 months. The length of Mr. Guichard’s severance pay period is longer than that of Messrs. Dunston and Wolk, due to the greater span of control, accountability and ability to impact the Company’s performance inherent in Mr. Guichard’s role as Chief Executive Officer. In addition, Mr. Guichard would be entitled to a bonus payment of 90 percent of his base salary. The executives would also be entitled to receive subsidized COBRA coverage, and a tax gross-up with respect to such coverage, from the Company following their termination of employment, for a period of up to 18 months for Mr. Guichard and up to 12 months for Messrs. Dunston and Wolk. The employment agreements define “cause” as neglect of duty that is not corrected after 90 days’ written notice, misconduct, malfeasance, fraud or dishonesty which materially and adversely impacts the Company or its reputation, or conviction or entering a plea of nolo contendere to a felony or crime involving moral turpitude. Severance payments would be made in accordance with the Company’s usual payroll practices for salaried personnel, subject to the “six-month delay” timing requirements of Internal Revenue Code Section 409A. Under the terms of these agreements, each executive has agreed to not compete with the Company both while they are employed and during the time they receive severance pay, and not to solicit its employees for a period of 12 months after the expiration of the agreements for Messrs. Guichard, Dunston and Wolk.

The employment agreements for Messrs. Guichard, Dunston and Wolk provide certain benefits upon a change in control of the Company. The employment agreements define “change in control” as an acquisition by a third party of 30 percent or more of the outstanding Company stock; a change in the Company’s Board of Directors, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which the Company’s pre-transaction shareholders cease to hold more than 50 percent of the Company’s stock; or complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets. The Company cannot terminate these agreements for 24 months after a change in control. Upon a change in control of the Company, Mr. Guichard can terminate his employment for any reason at any time during the two-year period following the change of control. If Mr. Guichard chooses to exercise this right under these circumstances, he would receive a single lump sum payment equal to 2.99 times the sum of:

•	the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of his agreement, and

•	an amount equal to 90 percent of Mr. Guichard’s base salary.

In addition, Mr. Guichard would be entitled to receive an amount equal to any excise tax under Code section 4999 owed by him in connection with payments (including the lump-sum payment described above) made to him in connection with a change in control, and any federal and state income tax, FICA and Medicare taxes due on such additional payment.

Likewise, if the Company terminates Mr. Guichard’s employment without cause within 3 months before or 2 years after a change in control, he would receive the same lump sum payment.

If either Mr. Dunston or Mr. Wolk terminates his employment for good reason within one year after a change in control, he would be entitled to a lump sum payment equal to two times the sum of:

•	the greater of his annual base salary at the time of termination, a change in control, or his largest base salary in effect during the term of his agreement, and

•	an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60 percent of his maximum eligible annual cash bonuses for the year of termination.

In addition, Messrs. Dunston and Wolk would be entitled to receive an amount equal to any excise tax under Code section 4999 owed by them in connection with payments (including the lump-sum payment described above) made to them in connection with a change in control, and any federal and state income tax, FICA and Medicare taxes due on such additional payment.

Either Messrs. Dunston or Wolk would have good reason to terminate his employment if:

•	his base salary is reduced,

•	he is not in good faith considered for a bonus,

•	he is not in good faith considered for other executive compensation benefits,

•	his place of employment is relocated to a location further than 50 miles from his current place of employment, or

•	his working conditions or management responsibilities are substantially diminished (other than on account of disability).

Likewise, if the Company terminates either Messrs. Dunston’s or Wolk’s employment without cause within three months before or one year after a change in control, then he would receive the same lump-sum payment.

Pursuant to the terms of their award agreements with the Company, the named executive officers would vest in all unvested stock options and all unvested RSUs in the event of a change in control. If any of the named executive officers were to die or were to terminate employment with the Company due to disability, any vested and exercisable stock options previously awarded would remain exercisable for a period of one year following the death or disability. If one of the named executive officers were to terminate employment prior to the vesting date due to retirement, death or disability, the executive would vest in and receive a prorated portion of their RSU awards based upon the executive’s total service from the grant date through the date of termination.

The following table represents the incremental expense the Company would incur for Mr. Guichard upon termination of his employment under various scenarios or a change of control, effective as of April 30, 2010.

	Termination Event
Payment Type	Retirement	Change In Control (1)	Termination by Company Without Cause (No Change In Control)	Death Or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$1,868,750	$1,250,000	$0	$0
Annual Bonus	0	1,681,875	1,125,000	0	0
COBRA Reimbursement	0	13,092	13,092	0	0
Tax Gross Up	0	2,590,434	0	0	0
Accelerated Restricted Stock Units Vesting	33,702	219,629	0	33,702	0
Accelerated Stock Options Vesting	0	999,470	0	0	0
Total	$33,702	$7,373,250	$2,388,092	$33,702	$0

1	The lump sum payments would be triggered by voluntary termination of employment by Mr. Guichard for any reason during the two-year period following a change in control or termination of his employment by the Company without cause within three months before or two years after a change in control. Mr. Guichard’s stock options and RSUs will fully vest upon any change in control.

The following table represents the incremental expense the Company would incur for Mr. Dunston upon termination of his employment under various scenarios or a change of control, effective as of April 30, 2010.

	Termination Event
Payment Type	Retirement	Change In Control 1	Termination Without Cause (No Change In Control)	Death Or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$673,800	$336,900	$0	$0
Annual Bonus	0	404,280	0	0	0
COBRA Reimbursement	0	10,079	10,079	0	0
Tax Gross-Up	0	773,555	0	0	0
Accelerated Restricted Stock Units Vesting	13,481	87,852	0	13,481	0
Accelerated Stock Options Vesting	0	340,637	0	0	0
Total	$13,481	$2,290,203	$346,979	$13,481	$0

1	The lump sum payments would be triggered by termination of employment by Mr. Dunston for good reason within a one year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control. Mr. Dunston’s stock options and RSUs will fully vest upon any change in control.

The following table represents the incremental expense the Company would incur for Mr. Wolk upon termination of his employment under various scenarios or a change of control, effective as of April 30, 2010.

	Termination Event
Payment Type	Retirement	Change In Control 1	Termination by Company Without Cause (No Change In Control)	Death Or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$587,208	$293,604	$0	$0
Annual Bonus	0	352,325	0	0	0
COBRA Reimbursement	0	11,134	11,134	0	0
Tax Gross-Up	0	673,534	0	0	0
Accelerated Restricted Stock Units Vesting	12,638	82,361	0	12,638	0
Accelerated Stock Options Vesting	0	335,981	0	0	0
Total	$12,638	$2,042,543	$304,738	$12,638	$0

1	The lump sum payments would be triggered by termination of employment by Mr. Wolk for good reason within a one year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control. Mr. Wolk’s stock options and RSUs will fully vest upon any change in control.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based upon its review and discussions with management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2010 Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended April 30, 2010. This report is provided by the following independent directors, who comprise the Committee:

Daniel T. Hendrix, Chair

Andrew B. Cogan

Martha M. Dally

Vance W. Tang

COMPANY’S COMPENSATION POLICIES AND PRACTICES RELATING TO RISK MANAGEMENT

The Compensation Committee oversees Management’s evaluation of whether the Company’s employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the Company. In conducting this evaluation, Management reviews the Company’s overall compensation structure and may take into account such factors as the overall mix of compensation, the performance metrics that are used under the Company’s employee incentive programs, the length of the performance periods under such programs, and the overall business risk. Management undertakes such a review periodically at the Compensation Committee’s direction and reports to the Compensation Committee any finding that a risk related to the Company’s compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The Company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

NON-MANAGEMENT DIRECTORS’ COMPENSATION

During fiscal year 2010, the Company updated its compensation program for non-management directors for the first time in three years, incorporating feedback received from a review performed by Mercer. The Company’s director compensation program has the following objectives:

•	compensation should fairly pay directors for work required for the Company’s size and scope,

•	compensation should align directors’ interests with the long-term interests of shareholders, and

•	the structure of the compensation should be simple, transparent, and easy for shareholders to understand.

Non-management directors’ compensation includes the following compensation elements:

Director Fees. The annual retainer paid to non-management directors was increased during fiscal year 2010 from $28,000 to $36,000 per year. In addition, as in prior years, directors receive committee attendance fees of $1,000 per in-person meeting and $500 per telephonic meeting. The Audit Committee Chair receives an additional annual retainer of $8,000 per year, while the Compensation Committee and the Nominating and Governance Committee Chairs each receive an additional annual retainer of $4,000 per year. Directors who are also employees of the Company receive no additional compensation for their services on the Board. All directors are reimbursed for out-of-pocket costs incurred for travel and other expenses incurred for attending board and committee meetings.

Stock Compensation. The Company’s goal is to provide its non-employee directors with annual equity compensation valued at approximately $50,000 per year. Under the 2006 Non-Employee Directors Equity Ownership Plan (the “2006 Directors Plan”), the forms of stock compensation granted to non-employee directors can include stock options, stock appreciation rights, and restricted stock awards.

Prior to fiscal year 2010, the Company’s practice had been to award a combination of stock options and shareholder value units each year following the directors’ election or reelection to the Board of Directors. During fiscal year 2010, the Compensation Committee changed this practice so that non-employee directors were instead each awarded 2,500 restricted stock units (Director RSUs). Under the terms of the Director RSUs, granted September 28, 2009, if the recipients remain as directors of the Company on August 15, 2011, then they will be granted 2,500 shares of the Company’s stock. During September 2009, Messrs. Brandt, Cogan, Davis, Hendrix and Hussey, as well as Ms. Dally and Ms. Moerdyk were each granted Director RSUs.

Most of the Company’s non-employee directors continue to have previously awarded stock options and shareholder value units outstanding. The Compensation Committee does not expect to issue these types of awards in the future.

As with the Company’s Employee Stock Incentive Plans, the strike prices for all stock options and stock appreciation rights granted to directors must be set at 100 percent of the fair value of the underlying common stock at the date of the grant. Stock options previously granted under the 2006 Directors Plan have terms of ten years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant until fully vested.

Shareholder Value Units previously issued to non-employee directors provides the holder the right to receive incentive cash payments when the Total Shareholder Return of the Company’s stock equals or exceeds the total returns for the Russell 2000 Index during the comparable three-year period.

The definitions of Total Shareholder Return and the Index are identical for both the Shareholder Value Plan for Employees and the Shareholder Value Plan for Non-Employee Directors. The calculation of “Total Shareholder Return” is discussed above under “Shareholder Value Units” on page 14.

The following table sets forth the compensation earned by or paid to the Company’s non-employee directors during fiscal year 2010:

Director Summary Compensation Table

Name of Director	Director Fees Paid In Cash 1	Director RSUs 2	Total
William F. Brandt, Jr.	$30,000	$50,900	$80,900
Andrew B. Cogan	33,000	50,900	83,900
Martha M. Dally	42,000	50,900	92,900
James G. Davis, Jr.	35,000	50,900	85,900
Daniel T. Hendrix	37,000	50,900	87,900
Kent J. Hussey	33,500	50,900	84,400
Carol B. Moerdyk	48,000	50,900	98,900
Vance W. Tang	9,000	0	9,000

1	This column reflects the amount of cash compensation earned during fiscal year 2010 for board and committee service.
2	This column represents the dollar amounts of the aggregate grant date fair value of the Director RSUs granted during fiscal year 2010 in accordance with FASB ASC Topic 718. These grants were all made on September 28, 2009, and the grant date fair value at the time of the grant is the number of Director RSUs multiplied by the closing price of the Company’s stock on the date of grant, which was $20.36. Each of the directors with the exception of Mr. Tang had 2,500 Director RSUs outstanding as of April 30, 2010. The following directors had outstanding stock option awards as of April 30, 2010: Mr. Brandt 17,000; Ms. Dally 17,000; Mr. Davis 17,000; Mr. Hendrix 17,000; Mr. Hussey 17,000; Ms. Moerdyk 17,000.

SECURITY OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding shares of the Company’s common stock beneficially owned as of June 21, 2010, by (1) each director and director nominee of the Company, (2) each of the Company’s named executive officers (as identified in the “Summary Compensation Table”), and (3) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
William F. Brandt, Jr. (1)	3,511,187	24.7%
Kent B. Guichard (2)	272,934	1.9%
Jonathan H. Wolk (3)	110,644	*
S. Cary Dunston (4)	72,756	*
Martha M. Dally (5)	26,499	*
James G. Davis, Jr. (6)	13,369	*
Kent J. Hussey (7)	11,999	*
Carol B. Moerdyk (8)	10,199	*
Daniel T. Hendrix (9)	9,999	*
Vance W. Tang	2,000	*
Andrew B. Cogan (10)	0	*
All directors and executive officers as a group (11 persons) (11)	4,041,586	28.4%

*	Indicates less than 1%.
(1)	Includes 14,988 shares held by the Brandt Family Foundation and 140,000 shares owned by Mrs. Elaine Brandt, for which Mr. Brandt disclaims voting or dispositive power, and stock options exercisable on June 21, 2010 or within 60 days thereafter by Mr. Brandt for 9,999 shares.
(2)	Includes stock options exercisable on June 21, 2010 or within 60 days thereafter by Mr. Guichard for 256,000 shares.
(3)	Includes 1,000 shares held jointly by Mr. Wolk and his spouse, for which Mr. Wolk has shared voting and dispositive power. Includes stock options exercisable on June 21, 2010 or within 60 days thereafter by Mr. Wolk for 104,332 shares.
(4)	Includes stock options exercisable on June 10, 2010 or within 60 days thereafter by Mr. Dunston for 67,999 shares.
(5)	Includes 500 shares held by Ms. Dally as Trustee for the R. Dally Family Trust, for which Ms. Dally has shared voting and dispositive power. Includes stock options exercisable on June 21, 2010 or within 60 days thereafter by Ms. Dally for 9,999 shares.
(6)	Includes stock options exercisable on June 21, 2010 or within 60 days thereafter by Mr. Davis for 9,999 shares.
(7)	Includes stock options exercisable on June 21, 2010 or within 60 days thereafter by Mr. Hussey for 9,999 shares
(8)	Includes stock options exercisable on June 21, 2010 or within 60 days thereafter by Ms. Moerdyk for 9,999 shares.
(9)	Includes stock options exercisable on June 21, 2010 or within 60 days thereafter by Mr. Hendrix for 9,999 shares.
(10)	Mr. Cogan currently has no stock options or shares.
(11)	Includes stock options exercisable on June 21, 2010 or within 60 days thereafter for an aggregate of 488,327 shares.

Share Ownership of Principal Beneficial Owners

The following table sets forth information regarding shares of the Company’s common stock beneficially owned by each non-management shareholder the Company believes to own more than 5 percent of the Company’s outstanding common stock. This data is based upon Schedules 13G filed with the SEC. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
Mary Jo Stout (1) PO Box 60 Mayville, MI 48744	1,323,622	9.4%

Royce & Associates, LLC (2) 1414 Avenues of the Americas New York, NY 10019	1,186,475	8.4%

Franklin Resources, Inc. (3) One Franklin Parkway San Mateo, CA 99403	1,136,710	8.0%

James J. Gosa (4) 3102 Shawnee Drive Winchester, VA 22601	760,505	5.2%

FBR Capital Markets Corporation (5) 1001 19th Street North Arlington, VA 22209	730,160	5.2%
Total Principal Beneficial Owners	5,137,472	36.2%

(1)	Includes 240,064 shares held by her brother as trustee for the benefit of Ms. Stout, and 10,000 shares held by the Holcomb Family Foundation. The beneficial ownership information for Ms. Stout is based upon the Schedule 13G/A filed with the SEC on February 11, 2010, which also indicated Ms. Stout has sole voting and dispositive power for all 1,323,622 shares.
(2)	The beneficial ownership information for Royce & Associates, LLC is based upon the Schedule 13G filed with the SEC on January 22, 2010, which also indicated sole voting power and sole dispositive power for 1,186,475 shares.
(3)	The beneficial ownership information for Franklin Resources, Inc. is based upon the Schedule 13G/A filed with the SEC on January 20, 2010, which also indicated that Franklin Advisory Group, LLC has sole voting power for 1,096,110 shares and sole dispositive power for 1,136,710 shares.
(4)	The beneficial ownership information for Mr. Gosa is based upon the Schedule 13G/A filed with the SEC on February 11, 2010, which also indicated shared dispositive power for 760,505 shares. Mr. Gosa served as the Company’s Chairman of the Board of Directors until August 27, 2009.
(5)	The beneficial ownership information for FBR Capital Markets Corporation is based upon the Schedule 13G/A filed with the SEC on February 16, 2010, which also indicated shared dispositive power and shared voting power for 730,160 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and officers, and persons who beneficially own more than 10 percent of the Company’s common stock to file with the SEC reports of initial ownership and changes in ownership of the Company’s common stock.

Based upon the Company’s review of Forms 3, 4, and 5 filed with the SEC during or with respect to the Company’s fiscal year ended April 30, 2010, and written representations from the Company’s directors and executive officers that no Forms 5 were required to be filed by those persons for that fiscal year, the Company is not aware that any director, executive officer, or 10 percent shareholder failed to file in a timely fashion any such reports.

CERTAIN RELATED PARTY TRANSACTIONS

The Company has written policies concerning related party transactions and potential conflicts of interests. These policies describe the types of transactions and relationships that may be in conflict with these policies. All officers and directors, as well as employees who exercise substantial discretionary authority in the performance of their duties are required to complete an annual questionnaire describing any potential conflicts of interest and certify their compliance with the Company’s policies. These responses are reviewed by the Audit Committee. As required by their respective charters, both the Audit Committee and the Nominating and Governance Committee have the responsibility to review all related party transactions. The Audit Committee is responsible for the review and approval of all related party transactions and the Nominating and Governance Committee must review and approve related party transactions involving directors. In addition, the Nominating and Governance Committee also is responsible for the review of any potential conflicts of interest involving employees or directors as defined in the Company’s Code of Business Conduct and Ethics, which is maintained on the Company’s web site at www.americanwoodmark.com.

The Company leases its headquarters from Amwood Associates, a partnership that includes Mr. Brandt, a director, and Ms. Stout, who beneficially owns more than 5 percent of the Company’s common stock. During fiscal year 2010, Mr. Brandt and Ms. Stout had partnership interests in Amwood Associates of 38.6 percent and 20.0 percent, respectively. The original lease commenced on March 18, 1986, and ended on March 17, 2001. The Company has twice elected to renew this lease in accordance with Company policy and procedures, which included approval by all the Company’s independent directors for the current five-year term which expires in 2011. In considering the renewal of this lease, the Company assesses the lease terms in relation to market terms for comparable properties. Based upon this review, the Company believes that the rent under the lease is in line with market rates that could be obtained at arm’s length from unaffiliated third parties. Current rental payments are $38,329 per month and are subject to annual increases, not to exceed 7 percent, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 2010, the Company made aggregate payments under the lease in the amount of $455,238. As of April 30, 2010, the aggregate remaining lease payments due under this lease until its expiration, assuming no future Consumer Price Index adjustments, were $383,287.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed the Company’s unaudited quarterly financial statements and the audited annual financial statements for the fiscal year ended April 30, 2010, with management and KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing its opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and the effectiveness of the Company’s internal control over financial reporting. The Committee has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61 “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

In addition, the Committee has discussed with KPMG LLP the firm’s independence from management and the Company, including matters in the written disclosures and letter from KPMG LLP to the Committee required by the PCAOB.

The Committee discussed and approved the audit scopes and plans of the Company’s internal auditor and KPMG LLP for their respective audits. The Committee met with the Company’s internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the audited financial statements as of and for the year ended April 30, 2010, be included in the Company’s Annual Report on Form 10-K. The Committee has selected KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2011 and the Board of Directors has submitted the selection of KPMG LLP for ratification by the shareholders at the Annual Meeting.

Carol B. Moerdyk, Chair

Kent J. Hussey

James G. Davis, Jr.

Independent Auditor Fee Information

Fees for professional services provided by KPMG LLP, the Company’s independent registered public accounting firm, in each of the last two fiscal years, in each of the following categories are:

	2010	2009
Audit Fees	$500,000	$500,000
Audit-Related Fees	44,500	44,500
Tax Fees	5,000	4,750
All Other Fees	0	0
Total	$549,500	$549,250

Audit Fees include fees associated with the annual audit of the Company’s financial statements, and internal control over financial reporting, as well as reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Audit-Related Fees are incurred for employee benefit plan financial statement audits.

Tax Fees include fees pertaining to tax compliance.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed for the Company by any independent registered public accounting firm. The policy permits the Audit Committee to pre-approve specifically defined audit and non-audit services. Unless a specific service has been pre-approved with respect to that year, the Audit Committee must approve each permitted service before KPMG LLP or another independent registered public accounting firm is engaged. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports those approvals to the Committee at its next scheduled meeting. During fiscal year 2010 all audit fees, audit-related fees, tax fees, and other fees were pre-approved or approved in advance by the Audit Committee.

ITEM 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2011, and the Board of Directors has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the selection of the independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Company’s Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

ITEM 3—APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED

2004 INCENTIVE PLAN FOR EMPLOYEES

Subject to shareholder approval, on May 20, 2010 the Board of Directors unanimously approved certain amendments to the Amended and Restated 2004 Incentive Plan for Employees (the 2004 Plan), to be effective as of August 26, 2010, the date of the Annual Meeting. The Board of Directors is requesting that shareholders approve the 2004 Plan as amended as proposed herein. The principal features of the 2004 Plan, as amended as proposed herein, are summarized below. Shareholders should read the full text of the 2004 Plan as amended as proposed herein, provided in Appendix A to this Proxy Statement for a complete description of its legal terms and conditions.

Proposed Amendments

The proposed amendments to the 2004 Plan (i) authorize an additional 1,000,000 shares of the Company’s common stock to be used for long-term equity compensation awards to employees (the Share Increase Amendment); (ii) modify the provisions relating to the calculation of the number of shares of common stock that may be subject to future awards under the 2004 Plan (the Share Counting Amendment); (iii) eliminate the authority of the Company to grant reload stock options under the Plan (the Reload Amendment); (iv) modify the provisions relating to the payment of dividends on restricted stock and dividend equivalents on restricted stock units (the Dividends Amendment); and (v) require minimum restriction periods for restricted stock and minimum vesting periods for restricted stock units (the Minimum Vesting Period Amendment).

The Share Increase Amendment

The Company currently has stock compensation grants outstanding from three stock compensation plans, including the 2004 Plan, the 1999 stock option plan for employees, and the 2006 stock option plan for nonemployee directors.

Until 2007, all employee stock options granted included a reload feature that issued a reload stock option to employees who exercised their stock options using as proceeds shares they already held in the Company’s common stock. The Company removed this reload feature from its stock option grants made subsequent to 2007. Because of the reload feature inherent in stock option grants made in prior years, the 1999 stock option plan continues to have 219,233 shares available for issuance that are unlikely to be issued in the future.

The existing 2004 stock incentive plan for employees has remaining 472,055 shares for future issuance from its original 2,000,000 share authorization six years ago. The new authorization of 1,000,000 shares for the 2004 Plan represents half of the original authorization made in 2004. Because the Company has transitioned to making a majority of its stock compensation grants as RSUs instead of stock options and has eliminated the reload feature from the stock options that it does continue to grant, Management expects that the new authorization of shares would enable the Company to continue to award stock compensation grants for a period of five additional years.

Other Proposed Amendments

The proposed Share Counting Amendment would prohibit shares of common stock that are tendered by a participant, or withheld by the Company to pay the exercise price of a stock option or applicable withholding taxes in connection with the vesting, payment or exercise of an award, to be reused under the 2004 Plan.

The proposed Reload Amendment would eliminate the Company’s authority to provide for a reload option feature in any future stock option grants under the 2004 Plan. As noted above, the Company as a policy matter stopped providing for reload options in connection with stock option grants under the 2004 Plan made after 2007. The amendment would formalize this policy.

The proposed Dividends Amendment would require any dividends payable with respect to future restricted stock awards under the 2004 Plan, and any dividend equivalents payable with respect to future restricted stock unit awards under the 2004 Plan, to be subject to the same performance- and/or service-based restrictions or vesting conditions as the underlying award, and to be paid to the participant only if and when the restrictions with respect to the underlying award lapse or the underlying award vests. The Company has not granted any dividend equivalent rights with respect to any restricted stock unit awards it has made to date.

The proposed Minimum Vesting Period Amendment would require that any future restricted stock award under the 2004 Plan, and any future restricted stock unit award under the 2004 Plan, have a minimum restriction or vesting period of three years if the award is service-based, and of one year if the award is performance-based. The only permitted exceptions to the minimum restriction or vesting period would be in the case of the participant’s death, disability or retirement or the occurrence of a change in control. All restricted stock units previously granted by the Company under the 2004 Plan have three-year vesting periods.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” approval of the 2004 Plan, as amended as proposed herein.

Summary of the 2004 Plan, as Amended as Proposed Herein

The following summary of the 2004 Plan, as amended as proposed herein, is qualified in its entirety by the terms of the 2004 Plan, as amended as proposed herein, a copy of which is attached to this proxy as Appendix A.

Authorized Shares. A total of 2,000,000 shares of common stock of the Company (“Company Stock”) are currently reserved for issuance under the 2004 Plan, which would be increased to 3,000,000 shares of Company Stock if the Share Increase Amendment proposed above is adopted. Shares of Company Stock allocated to restricted stock, restricted stock units, options and stock appreciation rights (“SARs”), or portions thereof that expire, are forfeited or otherwise terminate unexercised may again be made subject to an award under the 2004 Plan. If the Share Counting Amendment as proposed above is adopted, shares of Common Stock tendered by a participant, or withheld by the Company, to pay the exercise price of an option or applicable withholding taxes in connection with an award may not be used for future awards under the 2004 Plan. No more than 100,000 shares of Company Stock may be allocated to the awards that are granted to a Participant in any single taxable year. Adjustments will be made in the number and kind of shares of stock or Company securities which may be issued under the 2004 Plan in the event of a stock dividend, stock split, recapitalization, merger or similar change in the outstanding shares of Company Stock or the creation or issuance to shareholders generally of rights, options or warrants for the purchase of Company Stock or preferred stock.

Eligibility. All present and future employees of the Company or a subsidiary whom the Compensation Committee determines have contributed or who can be expected to contribute significantly to the Company or subsidiary are eligible to be granted awards under the 2004 Plan. The Company estimates that it has approximately 125 employees who would currently be eligible to receive awards under the 2004 Plan (three of whom are named executive officers).

Administration. The 2004 Plan is administered by the Compensation Committee or a subcommittee of the Compensation Committee. The Compensation Committee has the power and complete discretion to select eligible employees to receive awards, and to determine the type, terms and conditions of the awards, including without limitation any performance goals applicable to awards.

Stock Options. Options to purchase shares of Company Stock granted under the 2004 Plan may only be non-statutory options. Non-statutory options do not qualify for favorable individual income tax treatment under Code Section 422. The purchase price of Company Stock covered by a non-statutory option may not be and may never become less than 100% of the fair market value of such shares on the date of grant.

Options may only be exercised at such times as may be specified by the Compensation Committee in the option agreement. The Committee may grant options with a provision that an option that is not otherwise exercisable will become exercisable upon a change in control. If the proposed Reload Amendment described above is adopted, the provisions of the 2004 Plan allowing the Company to grant reload options in connection with the exercise of non-statutory options under the 2004 Plan will be eliminated. The Company has not granted any options with re-load features since 2007.

Restricted Stock. When a grant of Company Stock is made in the form of restricted stock, the grantee may not sell, assign, or otherwise dispose of the Company Stock until the restrictions on the shares set forth in the award agreement have lapsed or been removed. In making a grant of restricted stock, the Compensation Committee will establish as to each award the terms and conditions upon which these restrictions lapse. If the proposed Minimum Vesting Period Amendment as described above is adopted, the minimum restriction period for an award of service-based restricted stock will be three years, and the minimum restriction period for an award of performance-based restricted stock will be one year. The restrictions may also lapse as a result of the disability, retirement or death of the Participant or the occurrence of a change in control. Restricted stock awards convey common shareholder rights to the award recipients, including the right to receive dividends or other distributions with respect to Company Stock. If the proposed Dividends Amendment described above is adopted, dividends or other distributions on unvested shares of restricted stock will be subject to the same restrictions as the underlying shares, and will be paid to the award recipient only if and when those restrictions lapse or are removed.

Restricted Stock Units. The 2004 Plan authorizes the grant of restricted stock units, which are rights to receive a share of Company Stock in the future, subject to vesting conditions as determined by the Compensation Committee and set forth in the applicable award agreement. Restricted stock units may be paid in cash or in shares of Company Stock or any combination thereof. If the proposed Minimum Vesting Period Amendment as described above is adopted, the minimum vesting period for an award of service-based restricted stock units will be three years, and the minimum vesting period for an award of performance-based restricted stock units will be one year. Vesting may also occur as a result of the disability, retirement or death of the Participant or the occurrence of a change in control. Restricted stock units do not convey any shareholder rights with respect to Company Stock, however the Compensation Committee may provide for dividend equivalents in connection with a restricted stock unit award, which entitle the participant to receive the same dividends and other distributions with respect to his or her restricted stock units as though he or she were an owner of Company Stock. If the proposed Dividends Amendment described above is adopted, the payment of any dividend equivalents on unvested restricted stock units will be subject to the same vesting conditions as the underlying restricted stock units, and will be paid to the award recipient only if and when those conditions are satisfied. The Company has not previously granted any dividend equivalents with respect to restricted stock units it has awarded under the 2004 Plan.

Stock Appreciation Rights (SARs). The 2004 Plan authorizes the grant of SARs, which are rights to receive the appreciation in value of a share of Company Stock in the future, subject to vesting conditions as determined by the Compensation Committee and set forth in the applicable award agreement. SARs may be paid in cash or in shares of Company Stock or in any combination thereof. SARs may be granted separately from or in tandem with an award of stock options under the 2004 Plan. A participant upon exercise of a SAR will be entitled to receive an amount of cash or shares equal to the excess of the fair market value per share of Company Stock on the date of exercise of the SAR over the fair market value per share of Company Stock on the date of grant of the SAR. A participant has no rights as a shareholder with respect to any shares of Company Stock in which a SAR may be payable until the date of payment of the shares. Tandem SARs must be granted at the same time as the related options, can be exercised only if the related options are also exercisable, and, once the tandem SARs are exercised, the related options will be cancelled and the shares underlying the options will not be available for additional awards under the 2004 Plan. The Company has not previously granted any SARs under the 2004 Plan.

Code Section 162(m). Restricted stock and restricted stock unit awards under the 2004 Plan may be designed-to qualify as performance-based compensation for purposes of Code Section 162(m), in which case the restrictions on the award will lapse, or the award will vest, upon the achievement of a performance goal or goals. A performance goal means an objectively determinable performance goal established by the Compensation Committee with respect to a given award relating to one or more performance criteria. Performance criteria for this purpose include any of the following areas of performance of the Company or any subsidiary: asset growth; combined net worth; debt to equity ratio; earnings per share (before or after income taxes and other specified adjustments); revenues; operating income; operating cash flow; net income, before or after income taxes; or return on total capital, equity, revenue or assets.

Nontransferability of Awards. In general, awards made under the 2004 Plan, by their terms, are not transferable by the participant except by will or by the laws of descent and distribution. Options and SARs are exercisable, during the participant’s lifetime, only by the participant or by his guardian or legal representative.

Termination and Modification of the 2004 Plan. The board of directors of the Company may amend or terminate the 2004 Plan as it deems advisable. The 2004 Plan will automatically terminate on July 31, 2016 unless earlier terminated by the board. No awards will be made under the 2004 Plan after its termination. Shareholders must approve any amendments to the 2004 Plan that would: (i) increase the number of shares of Company Stock that are reserved and available for issuance, (ii) materially change the requirements for eligibility to participate, or (iii) materially increase the benefits that eligible employees may receive. The board may amend the 2004 Plan and outstanding awards under the 2004 Plan as necessary to ensure that the 2004 Plan meets the requirements of the Internal Revenue Code, federal and state securities laws and other applicable regulations.

Federal Income Tax Consequences of the 2004 Plan, as Amended as Proposed Herein

The following discussion summarizes the material federal income tax consequences of participation in the 2004 Plan. This discussion is general in nature and does not purport to be a complete summary of the federal income tax considerations relevant to awards granted under the 2004 Plan. In addition, the consequences under state, local or foreign law may differ from the consequences under federal income tax law.

Non-statutory Stock Options. No taxable income will result to a recipient upon the grant of a non-statutory option under the 2004 Plan, nor will there be any tax effect on the Company. Upon the exercise of an option, a recipient will generally have ordinary income of an amount equal to the difference between the fair market value of the shares purchased and the exercise price of the option. The Company will generally be entitled to a business expense deduction at the time and in the amount that the recipient has ordinary income with respect to the option.

Restricted Stock. Except as described below, a recipient generally will not realize taxable income at the time of grant of restricted stock. Upon the lapse or removal of the restrictions on the shares of restricted stock, the recipient will realize ordinary income in an amount equal to the excess of the fair market value of such shares at such time over the amount paid by the recipient, if any. The recipient of a restricted stock award may, by filing an election with the Internal Revenue Service within 30 days after the date of grant of the restricted shares, elect to be taxed at the time of grant of the award on the excess of the then fair market value of the shares of Company Stock over the amount paid by the recipient, if any, in which case there will be no additional income inclusion to the recipient when the restrictions lapse. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient in the taxable year in which the amount is included in the recipient’s income.

Restricted Stock Units. No income will be recognized by a recipient in connection with the grant of a restricted stock unit. When a restricted stock unit vests and is paid, the recipient will generally be required to include as taxable ordinary income in the year of payment an amount equal to the amount of cash received and the fair market value of any Company Stock received on the payment. The Company will be entitled to a tax deduction at the same time and in the same amount.

Stock Appreciation Rights (SARs). No income will be recognized by a recipient in connection with the grant of a SAR. When a SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any Company Stock received on the exercise. The Company will be entitled to a tax deduction at the same time and in the same amount.

Code Section 162(m). The prior discussion of the Company’s tax deductions is subject to compliance with Code Section 162(m). Code Section 162(m) imposes a $1,000,000 limit on the amount of the annual compensation deduction allowable to a publicly-held company with respect to its principal executive officer and each of its other three most highly compensated officers (excluding its principal financial officer). An exception to this limit is provided for performance-based compensation if certain requirements are met. The 2004 Plan permits the Compensation Committee to grant awards that will qualify for this exception from the deduction limit.

Code Section 409A. The prior discussion of the tax consequences to participants is subject to compliance with Code Section 409A. Code Section 409A is effective in general for any compensation deferred under a nonqualified deferred compensation plan on or after January 1, 2005. If at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Code Section 409A, or is not operated in accordance with those requirements, all amounts (including earnings) deferred under the plan for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Code Section 409A, the amount also is subject to an additional income tax of 20% and enhanced interest. In general, the 2004 Plan has been designed with the intent that options, SARs, and restricted stock awards will not provide for a “deferral of compensation” subject to Code Section 409A. Restricted stock units granted under the 2004 Plan may or may not be subject to Code Section 409A, but if subject will be designed with the intent that they comply with Code Section 409A.

New Plan Benefits

No awards have been made with respect to the additional number of shares proposed to be added to the 2004 Plan as described above, and the awards that will be allocated in the future to eligible employees under the 2004 Plan from the additional shares if the proposed share increase described herein is approved is not presently determinable.

Equity Compensation Plan Information

The information required by Item 201(d) of Regulation S-K is incorporated by reference from the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended April 30, 2010.

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in the manner as they deem proper.

At this time, Management does not know of any other business that will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2011 ANNUAL MEETING

The Company plans to hold its 2011 Annual Meeting on August 25, 2011. The Company’s bylaws provide that for business to be properly brought before the Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2011 Annual Meeting, the notice must be received no later than April 28, 2011. The shareholder’s notice must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

•	the class and number of shares of stock of the Company beneficially owned by the shareholder;

•

a representation that the shareholder is a shareholder of record at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

•	any interest that the shareholder may have in such business.

The chairman of the Annual Meeting may dismiss any business that a shareholder attempts to bring before an Annual Meeting without complying with these procedures.

If the Company does not receive notice at its principal offices on or before May 17, 2011 of a shareholder proposal for consideration at the 2011 Annual Meeting, the proxies named by the Company’s Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

The procedures for nominating a director candidate for consideration by the Nominating and Governance Committee for the 2011 Annual Meeting are discussed under “Procedures for Shareholder Recommendations of Director Nominees” on page 8.

A proposal that any shareholder desires to have included in the Company’s proxy statement of the 2011 Annual Meeting of Shareholders must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals and be received by the Company no later than March 3, 2011. The notice requirements for bringing business before the 2011 Annual Meeting will be deemed satisfied by a shareholder if the shareholder complies with the SEC’s rules regarding shareholder proposals and that shareholder’s proposal is included in the Company’s proxy statement for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON AUGUST, 26, 2010

The notice of Annual Meeting, proxy statement and Annual Report to Shareholders are available at:

http://investor.shareholder.com/amwd/sec.cfm

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 1, 2010

APPENDIX A

AMERICAN WOODMARK CORPORATION

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN FOR EMPLOYEES

1. Purpose. The purpose of this Amended and Restated 2004 Stock Incentive Plan for Employees (the “Plan”) is to further the long-term stability and financial success of American Woodmark Corporation (the “Company”) by attracting and retaining employees through the use of stock incentive awards. It is believed that ownership of Company Stock will stimulate the efforts of those employees upon whose judgment and interests the Company and its Subsidiaries are and will be largely dependent for the successful conduct of its business. It is also believed that the incentive awards granted to such employees under this Plan will strengthen their desire to remain employed with the Company and its Subsidiaries and will further the identification of those employees’ interests with those of the Company and its Subsidiaries. The Plan is intended to operate in compliance with the provisions of Rule 16b-3.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and payroll taxes that the Company or appropriate Subsidiary is required to withhold in connection with any Incentive Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any of the following events:

(i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Act) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term “unrelated person” means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below. For purposes of this subsection, a “person” means an individual, entity or group, as that term is used for purposes of the Act.

(ii) Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation.

(iii) A liquidation of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor or replacement provision of the Code.

(f) “Committee” means the Compensation Committee of the Board, provided that, if any member of the Compensation Committee does not or would not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the Board shall designate the remaining members of the Compensation Committee (but not less than two members) as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

(g) “Company” means American Woodmark Corporation, a Virginia corporation.

(h) “Company Stock” means common stock of the Company, no par value. In the event of a change in the capital structure of the Company (as provided in Section 14), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(i) “Date of Grant” means the date on which the Committee grants an Incentive Award, or such later date specified by the Committee as the date as of which the grant of the Incentive Award is to be effective.

(j) “Disability” or “Disabled” shall mean permanent and total disability, unless otherwise defined in an Incentive Award agreement. The Committee shall determine whether a Disability exists, and such determination shall be conclusive.

(k) “Fair Market Value” means the closing price per share of the Company Stock on the NASDAQ National Market. Fair Market Value shall be determined as of the applicable date specified in the Plan or, if there are no trades on such date, the value shall be determined as of the last preceding day on which the Company Stock is traded.

(l) “Incentive Award” means (i) a grant of Restricted Stock, (ii) a grant of a Non-statutory Stock Option, (iii) a grant of a Stock Appreciation Right, (iv) a grant of Restricted Stock Units or (v) a combination thereof.

(m) “Mature Shares” means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances.

(n) “Non-statutory Stock Option” means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an incentive stock option and is so designated. All Options granted under the Plan shall be Non-statutory Stock Options.

(o) “Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(p) “Participant” means any employee of the Company or a Subsidiary who receives an Incentive Award under the Plan.

(q) “Performance Criteria” means any of the following areas of performance of the Company or any Subsidiary: asset growth; combined net worth; debt to equity ratio; earnings per share (before or after income taxes and other adjustments); revenues; operating income; operating cash flow; net income, before or after income taxes; or return on total capital, equity, revenue or assets.

(r) “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given grant of Restricted Stock or Restricted Stock Units that relates to one or more Performance Criteria.

(s) [Intentionally Omitted].

(t) [Intentionally Omitted].

(u) “Restricted Stock” means a share of Company Stock that is granted pursuant to the terms of Section 6 and that is subject to the restrictions set forth in Section 6.

(v) “Restricted Stock Unit” means the right to receive a share of Company Stock (or the value thereof in cash) in the future granted pursuant to the terms of Section 7.

(w) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

(x) “Stock Appreciation Right” means a right to receive an amount representing the increase in Fair Market Value of Company Stock from the Date of Grant to the date of exercise, in accordance with Section 10 hereof.

(y) “Subsidiary” means any corporation of which the Company owns at least 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with the Company in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more corporations in the chain.

(z) “Taxable Year” means the fiscal period used by the Company for reporting taxes on income under the Code.

3. General. The following types of Incentive Awards may be granted under the Plan: Non-statutory Stock Options, Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights.

4. Stock.

(a) Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan (i) the two million (2,000,000) shares of Company Stock originally authorized under the Plan, increased by (ii) an additional one million (1,000,000) shares of Company Stock, for an aggregate total of three million (3,000,000) shares of Company Stock, which shall be authorized but unissued shares; with such aggregate total then reduced by (iii) the total number of shares of Company Stock previously issued under the American Woodmark Corporation 2004 Stock Incentive Plan for Employees, originally effective as of August 1, 2004, prior to its restatement effective August 1, 2006 (the “Pre-Restatement Plan”), and (iv) the total number of shares of Company Stock subject to outstanding awards under the Pre-Restatement Plan that have not expired, forfeited, lapsed or otherwise terminated unexercised. Shares allocable to Incentive Awards, or portions thereof granted under the Plan or the Pre-Restatement Plan that expire, are forfeited, lapse or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. Shares of Company Stock that are withheld from Incentive Award shares under the Plan or Pre-Restatement Plan in satisfaction of the exercise price of an Incentive Award or in satisfaction of Applicable Withholding Taxes shall not be subjected to a new Incentive Award under the Plan. Mature Shares delivered to the Company or a Subsidiary in satisfaction of the exercise price of an Incentive Award under the Plan or Pre-Restatement Plan or in satisfaction of Applicable Withholding Taxes shall not be used to increase the authorized share reserve or otherwise subjected to an Incentive Award under the Plan. The cash proceeds from Option exercises shall not be used to repurchase Company Stock on the open market for reuse under the Plan.

(b) The Committee is expressly authorized to grant Incentive Awards to a Participant conditioned upon the surrender for cancellation of Incentive Awards previously granted to such Participant under the Plan or Pre-Restatement Plan. However, the Committee is expressly prohibited from granting a new Option if the exercise price of the new Option is or could ever become less than 100% of the Fair Market Value of a share of Company Stock as of the new Date of Grant.

(c) No more than 100,000 shares of Company Stock may be allocated to the Incentive Awards that are granted to any individual Participant during any single Taxable Year.

5. Eligibility.

(a) All present and future employees of the Company or a Subsidiary (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or a Subsidiary shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 15, to select eligible employees to receive Incentive Awards and to determine for each employee the terms and conditions of each Incentive Award.

(b) The grant of an Incentive Award shall not obligate the Company or any Subsidiary to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

6. Restricted Stock Awards.

(a) The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when duly accepted in writing by the Participant, shall become the award agreement between the Company and the Participant. Restricted Stock may be awarded by the Committee in its discretion without receipt of consideration from Participants.

(b) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant’s award agreement (which may include rights of repurchase) have lapsed or been removed pursuant to subsection (d) or (e) below.

(c) Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in subsection (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. With respect to dividends, the award agreement shall specify that (i) any dividends or other distributions with respect to any outstanding shares of Restricted Stock that are payable in Company Stock shall be subject to the same restrictions as the underlying shares of Restricted Stock; and (ii) any dividends or other distributions payable in cash shall be paid to the Company, and the Company shall credit such dividends, without interest, to an unfunded bookkeeping account for the Participant, which account shall be subject to the same restrictions to which the underlying shares of Restricted Stock are subject, and which shall be distributable in cash upon and to the extent of the lapsing or removal of such restrictions, or forfeitable (as the case may be) upon and to the extent the underlying shares of Restricted Stock are forfeited, subject to Code section 409A. Such bookkeeping account shall be paid, if at all, from the general assets of the Company, and the Participant’s right to receive any amounts credited to such account shall be solely that of an unsecured general creditor of the Company. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s award agreement. If shares of Restricted Stock are issued without certificates, notice of the restrictions set forth in the Plan and the Participant’s award agreement must be given to the shareholder in the manner required by law.

(d) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in subsection (b) above shall lapse. The terms and conditions shall provide that the minimum restriction period for non-performance-based Restricted Stock shall be three (3) years and the minimum restriction period for performance-based Restricted Stock shall be one (1) year. The terms and conditions may include the achievement of a Performance Goal to the extent that the award is intended to comply with the requirements of Code section 162(m). Such terms and conditions may also include, or the Committee may provide for, the whole or partial lapsing of such restrictions as a result of the disability, death or retirement of the Participant or the occurrence of a Change of Control.

(e) Notwithstanding the provisions of subsection (b) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions, subject to the achievement of any Performance Goal if the award is intended to comply with the requirements of Code section 162(m); provided, however, that any such acceleration or removal must in any event occur before the shares of Restricted Stock shall have been forfeited in accordance with the terms of the Participant’s award agreement.

(f) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in subsection (b) above shall be issued to such Participant. If Restricted Stock is being issued to a Participant without the use of a stock certificate, the restrictions set forth in subsection (b) above shall be communicated to the Participant in the manner required by law. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to (i) deliver Mature Shares or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee. The Committee has the express authority to change at any time any such election procedures.

7. Restricted Stock Unit Awards.

(a) The Committee may make grants of Restricted Stock Units to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock Units, notice shall be given to the Participant stating the number of Restricted Stock Units granted and the terms and conditions to which the Restricted Stock Units are subject. This notice, when duly accepted in writing by the Participant, shall become the award agreement between the Company and the Participant.

(b) Restricted Stock Units may be payable in shares of Company Stock or in cash or in any combination thereof, or the Committee may reserve the right in the award agreement to determine the medium of payment at the time of payment. A cash payment of a Restricted Stock Unit shall be equal to the Fair Market Value of a share of Company Stock as of the date of payment. Delivery of Company Stock in payment of Restricted Stock Units may be subject to additional conditions established in the award agreement.

(c) The Committee shall establish as to each award of Restricted Stock Units the terms and conditions upon which the Restricted Stock Units shall vest and be paid. Vesting may be conditioned on the continued performance of services or the achievement of performance conditions measured on an individual, corporate or other basis, or any combination thereof. The minimum vesting period for non-performance-based Restricted Stock Units shall be three (3) years and the minimum restriction period for performance-based Restricted Stock Units shall be one (1) year. The vesting conditions may include the achievement of a Performance Goal to the extent that the award is intended to comply with the requirements of Code section 162(m). Such conditions may also include, or the Committee may provide for, the whole or partial vesting of such award as a result of the disability, death or retirement of the Participant or the occurrence of a Change of Control.

(d) A Participant’s rights under a Restricted Stock Unit award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or otherwise disposed of, other than by will or the laws of descent and distribution.

(e) A Participant shall not have any of the rights of a shareholder with respect to an award of Restricted Stock Units unless and until shares of Company Stock are issued to the Participant pursuant to such award and all requirements with respect to the issuance of such shares have been satisfied.

(f) The Committee may, in its discretion, provide that a Participant shall be entitled to receive dividend equivalents on outstanding Restricted Stock Units. Dividend equivalents shall be credited to the Participant as additional Restricted Stock Units, subject to the same restrictions as the Restricted Stock Units with respect to which the dividend equivalents are paid. Dividends or other distributions paid in Company Stock shall be converted into additional Restricted Stock Units on a share-per-share basis. Dividends or other distributions paid in cash shall be converted into additional Restricted Stock Units by dividing the amount of the dividend or other distribution to which the Participant is entitled by the Fair Market Value of a share of Company Stock on the dividend payment date.

(g) Whenever payments under Restricted Stock Units are to be made in cash to a Participant who is an employee, the Company (or, if the Participant is employed by a Subsidiary, the Subsidiary) (hereinafter the “Employer”) will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant who is an employee shall agree as a condition of receiving Restricted Stock Units payable in the form of Company Stock to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate or other evidence of the shares shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Committee or the award agreement so provides, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee. The Committee has the express authority to change at any time any such election procedures.

8. Stock Options.

(a) The Committee may make grants of Options to eligible employees. Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become the stock option agreement between the Company and the Participant.

(b) The exercise price per share of Company Stock covered by an Option shall not be or ever become less than 100% of the Fair Market Value of such share on the Date of Grant.

(c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s stock option agreement. The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding Change of Control as the Committee deems appropriate.

(d) [Intentionally Omitted].

(e) Modification of Options Generally Prohibited.

(i) Notwithstanding any provision of this Plan or any stock option agreement to the contrary, no Modification shall be made in respect to any Option, if such Modification would result in the Option constituting a deferral of compensation or having an additional deferral feature within the meaning of Prop. Treas. Regs. § 1.409A-1(b)(5)(v)(A) or any successor provision.

(ii) Subject to subsection (iii), a “Modification” for purposes of subsection (i) shall mean any change in the terms of the Option (or change in the terms of the Plan or applicable stock option agreement) that may provide the holder of the Option with a direct or indirect reduction in the exercise price of the Option, or an additional deferral feature, or an extension or renewal of the Option, regardless of whether the holder in fact benefits from the change in terms. An extension of an Option refers to the granting to the holder of an additional period of time within which to exercise the Option beyond the time originally prescribed. A renewal of an Option is the granting by the Company of the same rights or privileges contained in the original Option on the same terms and conditions.

(iii) Notwithstanding subsection (ii), it is not a Modification to change the terms of an Option in any of the ways or for any of the purposes specifically described in Prop. Treas. Regs. § 1.409A-1(b)(v), or any successor provision, as not resulting in a modification, extension or renewal of a stock right, or the granting of a new stock right, for purposes of that section.

9. Method of Exercise of Options.

(a) Options may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, (ii) cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (iii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price.

(b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant’s investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

(c) Each Participant shall agree as a condition of the exercise of an Option to pay to the Company or appropriate Subsidiary, or make arrangements satisfactory to the Company or appropriate Subsidiary regarding the payment to the Company or appropriate Subsidiary of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company or appropriate Subsidiary have been made, no stock certificate shall be issued upon the exercise of an Option.

(d) As an alternative to making a cash payment to the Company or appropriate Subsidiary to satisfy Applicable Withholding Taxes, if the Participant’s option agreement so provides, the Participant may elect to (i) deliver Mature Shares (valued at their Fair Market Value) in an amount necessary to satisfy all or a specified portion of Applicable Withholding Taxes; (ii) have the Company or appropriate Subsidiary retain that number of shares of Company Stock (valued at their Fair Market Value) necessary to satisfy all or a specified portion of the Applicable Withholding Taxes; or (iii) in the case of a transaction described in subsection (a)(iii) above, instruct the broker to deliver, from the sale or loan proceeds, the amount necessary to satisfy all or a specified portion of the Applicable Withholding Taxes.

(e) [Intentionally Omitted].

10. Stock Appreciation Rights.

(a) The Committee may, in its sole discretion, award to a Participant one or more Stock Appreciation Rights. Stock Appreciation Rights may be granted separately from, in combination with or in tandem with an award of Options. The Committee shall establish as to each award of Stock Appreciation Rights the terms and conditions to which the Stock Appreciation Rights are subject; provided, however, that the following terms and conditions shall apply:

(i) A Stock Appreciation Right shall entitle the Participant, upon exercise of the Stock Appreciation Right, to receive in exchange an amount equal to the excess of (i) the Fair Market Value on the date of exercise of Company Stock covered by the surrendered Stock Appreciation Right over (ii) the Fair Market Value on the Date of Grant of the Stock Appreciation Right of Company Stock covered by the surrendered Stock Appreciation Right. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of a Stock Appreciation Right.

(ii) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of Company Stock on the Date of Grant of the Stock Appreciation Right. The Stock Appreciation Right may provide for payment in Company Stock or cash, or a fixed combination of Company Stock and cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised.

(iii) A Participant shall have no rights as a shareholder with respect to any shares of Company Stock in which his or her Stock Appreciation Right may be payable until the date of payment of such shares, and, except as provided in Section 14, no adjustment will be made for dividends or other rights for which the record date is prior to the date of such payment.

(iv) Each Participant shall agree as a condition of the exercise of a Stock Appreciation Right to pay to the Company or appropriate Subsidiary, or make arrangements satisfactory to the Company or appropriate Subsidiary regarding the payment to the Company or appropriate Subsidiary of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company or appropriate Subsidiary have been made, no stock certificate shall be issued upon the exercise of a Stock Appreciation Right.

(v) In addition to the above, the following additional terms and conditions shall apply to any Stock Appreciation Right granted in tandem with an Option. A Stock Appreciation Right granted in tandem with an Option:

(A) shall be granted contemporaneously with the related Option;

(B) may be exercised only if and to the extent the related Option is exercisable; and

(C) to the extent a Stock Appreciation Right granted in tandem with an Option is exercised, the related Option shall be cancelled and the shares of Company Stock represented by the Option shall no longer be available for Awards under the Plan.

(b) Modification of Stock Appreciation Rights Generally Prohibited.

(i) Notwithstanding any provision of this Plan or any Stock Appreciation Right agreement to the contrary, no Modification shall be made in respect to any Stock Appreciation Right, if such Modification would result in the Stock Appreciation Right constituting a deferral of compensation or having an additional deferral feature within the meaning of Prop. Treas. Regs. § 1.409A-1(b)(5)(v)(A) or any successor provision.

(ii) Subject to subsection (iii), a “Modification” for purposes of subsection (i) shall mean any change in the terms of the Stock Appreciation Right (or change in the terms of the Plan or applicable Stock Appreciation Right agreement) that may provide the holder of the Stock Appreciation Right with a direct or indirect reduction in the exercise price of the Stock Appreciation Right, or an additional deferral feature, or an extension or renewal of the Stock Appreciation Right, regardless of whether the holder in fact benefits from the change in terms. An extension of a Stock Appreciation Right refers to the granting to the holder of an additional period of time within which to exercise the Stock Appreciation Right beyond the time originally prescribed. A renewal of a Stock Appreciation Right is the granting by the Company of the same rights or privileges contained in the original Stock Appreciation Right on the same terms and conditions.

(iii) Notwithstanding subsection (ii), it is not a Modification to change the terms of a Stock Appreciation Right in any of the ways or for any of the purposes specifically described in Prop. Treas. Regs. § 1.409A-1(b)(v), or any successor provision, as not resulting in a modification, extension or renewal of a stock right, or the granting of a new stock right, for purposes of that section.

11. Effective Date of the Plan. The Pre-Restatement Plan was originally effective August 1, 2004. The effective date of the amended and restated Plan is August 1, 2006. The Plan shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by Company’s shareholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Option granted under the Plan shall be exercisable and no Company Stock shall be issued under the Plan.

12. Nontransferability of Incentive Awards. In general, Incentive Awards, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution. Incentive Awards shall be exercisable, during the Participant’s lifetime, only by the Participant or by his guardian or legal representative.

13. Termination, Modification, Change.

(a) If not sooner terminated by the Board, this Plan shall terminate at the close of business on July 31, 2016. No Incentive Awards shall be granted under the Plan after its termination. The Board may amend or terminate the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 14), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause the Incentive Awards to meet the applicable requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.

(b) Notwithstanding the provisions of subsection (a) above, this subsection (b) will apply if the Company is involved in any merger or similar transaction that the Company intends to treat as a “pooling of interest” for financial reporting purposes. In such a case, the Committee may amend the terms of any Incentive Award or of the Plan to the extent that the Company’s independent accountants determine that such terms would preclude the use of “pooling of interest” accounting. The authority of the Committee under this subsection (b) to amend the terms of any Incentive Award or of the Plan includes, without limitation, the right (i) to rescind or suspend any terms that are contingent on a Change in Control, such as the acceleration of vesting or provisions for special payments to an optionee or participant; (ii) to modify Incentive Awards to comply with prior practices of the Company as to terms of Incentive Awards; (iii) to provide for payment to the optionee of Company Stock or stock of the other party to the transaction equal to the fair value of the Incentive Award; and (iv) to suspend any provisions for payment of an Incentive Award in cash. The authority of the Committee under this section may be exercised in the Committee’s sole and complete discretion.

14. Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price and other terms and relevant provisions of Incentive Awards shall be proportionately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Incentive Award or a fractional cent in the exercise price of any unexercised Option, the Committee shall round down the number of shares covered by the Incentive Award and to the nearest whole share and round up the exercise price of any unexercised Option to the nearest whole cent.

(b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

(c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

15. Administration of the Plan.

(a) Subject to the provisions of Rule 16b-3, the Plan shall be administered by the Committee. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award as the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the power and complete discretion to determine: (i) which eligible employees shall receive Incentive Awards and the time or times when Incentive Awards shall be granted; (ii) whether all or any part of an Incentive Award shall be accelerated upon a Change of Control; (iii) the number of shares of Company Stock to be covered by each Incentive Award; (iv) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested; (v) when Options may be exercised; (vi) whether a Disability exists; (vii) the manner in which payment will be made upon the exercise of Options; (viii) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted; (ix) whether to authorize a Participant (A) to deliver Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Company or appropriate Subsidiary withhold from the shares to be issued upon the exercise of an Option number of shares necessary to satisfy Applicable Withholding Taxes; (x) the terms and conditions applicable to Restricted Stock and Restricted Stock Unit awards, including the establishment of Performance Goals; (xi) the terms and conditions on which restrictions upon Restricted Stock shall lapse or be removed and on which Restricted Stock Units shall vest and be paid; (xii) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock shall lapse or be removed or at which any Restricted Stock Units shall vest and be paid; (xiii) the extent to which any Performance Criteria shall be used and weighted in determining achievement of Performance Goals; (xiv) notice provisions relating to the sale of Company Stock acquired under the Plan; (xv) the extent to which information shall be provided to Participants about available tax elections; (xvi) [intentionally omitted]; and (xvii) any additional requirements relating to Incentive Awards that the Committee deems appropriate. The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required as provided in Section 13(b) or if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

(b) The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

16. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

17. Interpretation. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia, without regard to conflict of law provisions at any jurisdiction.

18. Code Section 409A. The Plan and all Incentive Awards granted under the Plan are intended to comply in all respects with the requirements of Code sections 409A(a)(2) through (4) and all regulations issued thereunder, and shall be interpreted for all purposes in accordance with this intent.

z	{

☒	PLEASE MARK VOTES	REVOCABLE PROXY AMERICAN WOODMARK CORPORATION
AS IN THIS EXAMPLE

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 26, 2010 AT 9:00 A.M., AT THE HOLIDAY INN, 333 FRONT ROYAL PIKE, WINCHESTER, VIRGINIA

The undersigned hereby appoints Martha M. Dally and James G. Davis, Jr. (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 21, 2010, at the Annual Meeting of Shareholders to be held on August 26, 2010 at 9:00 a.m., at the Holiday Inn, 333 Front Royal Pike, Winchester, Virginia, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, and in the proxies’ discretion on any other matters coming before the meeting.

	Please be sure to date and sign this proxy card in the box below.	Date

Sign above
x

AMERICAN WOODMARK CORPORATION

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

1.	To elect as directors the nine nominees listed in the attached proxy statement to serve a one-year term on the Company’s Board of Directors (except as marked to the
	contrary below):	For	Against	Abstain

	NOMINEES: William F. Brandt, Jr.	☐	☐	☐

	Andrew B. Cogan	☐	☐	☐

	Martha M. Dally	☐	☐	☐

	James G. Davis, Jr.	☐	☐	☐

	Kent B. Guichard	☐	☐	☐

	Daniel T. Hendrix	☐	☐	☐

	Kent J. Hussey	☐	☐	☐

	Carol B. Moerdyk	☐	☐	☐

	Vance W. Tang	☐	☐	☐

2.	TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2011; and	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
3.	To approve amendments to the Amended and Restated 2004 Incentive Plan for Employees.

4.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to by Held on August 26, 2010.

The notice of Annual Meeting, Proxy Statement, and 2010 Annual Report to Shareholders are available at http://investor.shareholder.com/amwd/sec.cfm

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